     As filed with the Securities and Exchange Commission on June 23, 1999
                                                     Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

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                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          AGILE SOFTWARE CORPORATION
            (Exact name of Registrant as specified in its charter)

           Delaware                          7372                         77-0397905
   (State or jurisdiction of     (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)      Classification Number)            Identification No.)

                             One Almaden Boulevard
                        San Jose, California 95113-2211
                                (408) 975-3900
         (Address and telephone number of principal executive offices)

                               ----------------

                                Bryan D. Stolle
               Chairman of the Board and Chief Executive Officer
                          Agile Software Corporation
                             One Almaden Boulevard
                        San Jose, California 95113-2211
                                (408) 975-3900
           (Name, address and telephone number of agent for service)

                                  Copies to:

            Gregory M. Gallo, Esq.                          Jeffrey R. Vetter, Esq.
             Peter M. Astiz, Esq.                          Scott J. Leichtner, Esq.
              Sally J. Rau, Esq.                          Cynthia E. Garabedian, Esq.
             Paul K. Lauher, Esq.                             Fenwick & West LLP
       Gray Cary Ware & Freidenrich LLP                      Two Palo Alto Square
              400 Hamilton Avenue                         Palo Alto, California 94306
       Palo Alto, California 94301-1825                         (650) 494-0600
                (650) 328-6561

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   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

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   If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, please check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

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                        CALCULATION OF REGISTRATION FEE

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                                              Proposed
                                               Maximum
         Title of Each Class of               Aggregate           Amount of
      Securities to be Registered         Offering Price(1)   Registration Fee
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Common Stock ($0.001 par value)........      $58,650,000           $16,305
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(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.

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   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued June 23, 1999

                                       Shares

                     [LOGO OF AGILE SOFTWARE APPEARS HERE]

                                  COMMON STOCK

                                  -----------

Agile Software Corporation is offering     shares of its common stock. This is
our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between
$   and $   per share.

                                  -----------

We have applied to list our common stock for quotation on the Nasdaq National Market under the symbol "AGIL."

                                  -----------

Investing in the common stock involves risks. See "Risk Factors" beginning on page 5.

                                  -----------

                               PRICE $   A SHARE

                                  -----------

                                                 Underwriting
                                    Price to    Discounts and   Proceeds to
                                     Public      Commissions       Agile
                                    --------    -------------   -----------
Per Share.......................       $              $              $
Total...........................      $              $              $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Agile has granted the underwriters the right to purchase up to an additional shares to cover over-allotments. Morgan Stanley & Co. Incorporated expects
to deliver the shares to purchasers on      , 1999.

                                  -----------

MORGAN STANLEY DEAN WITTER
                              DEUTSCHE BANC ALEX. BROWN
                                                               HAMBRECHT & QUIST

     ,1999

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    5
Use of Proceeds.....................   18
Dividend Policy.....................   18
Capitalization......................   19
Dilution............................   20
Selected Consolidated Financial
 Data...............................   21
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   22
Business............................   33

                                   Page
                                   ----
Management.......................   44
Certain Transactions.............   50
Principal Stockholders...........   52
Description of Capital Stock.....   55
Shares Eligible for Future Sale..   58
Underwriters.....................   60
Legal Matters....................   62
Experts..........................   62
Where to Find Additional
 Information About Agile.........   62
Index to Consolidated Financial
 Statements......................  F-1

                               ----------------

   We originally incorporated in California on March 13, 1995 and will reincorporate in Delaware prior to the completion of this offering. Our principal executive offices are located at One Almaden Boulevard, San Jose, California 95113, and our telephone number is (408) 975-3900. Our principal web site is located at www.agilesoft.com. Information contained on our web site does not constitute a part of this prospectus.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

   In this prospectus, "Agile," "we," "us" and "our" refer to Agile Software Corporation. Unless otherwise specifically stated, the information in this prospectus:

    . gives effect to the conversion of each outstanding share of preferred stock into one share of common stock effective upon the closing of the offering;

    .  assumes no exercise of the underwriters' over-allotment option; and

    . assumes the exercise of a warrant to purchase 60,000 shares of our common stock which was outstanding on April 30, 1999.

   Until      , 1999, 25 days after commencement of this offering, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   Agile(TM), Agile Workplace(TM), Agile Anywhere(TM), Agile eHub(TM), Agile iCM(TM), My Agile(TM), Agile eXpress Viewer(TM), Agile ChangeCAST(TM), Agile Product Definition Services(TM), Agile Product Change Services(TM), Agile AML Services(TM), Agile Administrator(TM), Agile Scan(TM), Agile Import(TM), Agile Export(TM) and the Agile logo are trademarks of Agile Software Corporation. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

   You should read this summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes to the consolidated financial statements appearing elsewhere in this prospectus.

                           AGILE SOFTWARE CORPORATION

   Agile is a leading supplier of web-centric product content management software for use within and among enterprises in a manufacturing supply chain. Our suite of products is designed to improve the ability of supply chain members to communicate and collaborate with one another about new or changing product content. We believe that our products are well-suited for participants in web-connected outsourced supply chains, as well as those managing multi-site engineering, manufacturing, sales and distribution. Since June 1996, when we shipped our first product, we have licensed our products to approximately 300 customers in the computers and peripherals, components, consumer electronics, data networking and telecommunications equipment, electronics manufacturing, medical equipment and semiconductor equipment markets. Agile customers include Gateway, Texas Instruments, Philips Mobile Computing, Lucent Technologies, Solectron, GE Marquette Medical Systems and FSI International.

   The competitive environment for enterprises has intensified dramatically and expanded globally in recent years. Many enterprises are re-engineering their organizations by shifting from traditional vertically-integrated manufacturing approaches, in which a manufacturer controls most phases of the manufacturing process from raw materials to finished goods, to a more horizontally-integrated manufacturing process with much or all of the manufacturing process outsourced to multiple companies as part of a supply chain. According to Technology Forecasters, Inc., the outsourcing market in electronics alone exceeded $89 billion in 1998 and is expected to grow to $178 billion in 2001. Outsourcing production is geared toward creating supply chains that are more efficient, dynamic and flexible than vertically-integrated manufacturing operations. A critical aspect of managing the horizontally-integrated outsourced supply chain is finding effective ways to store, access and share information within the enterprise as well as with all supply chain partners during each stage of the production process.

   The Internet has created new and evolving ways for conducting commerce. According to Forrester Research, business-to-business electronic commerce is expected to grow to $1.3 trillion in 2003, accounting for more than 90% of the dollar value of electronic commerce in the United States. The market for applications that enable business-to-business electronic commerce is expected to reach $1.5 billion by 2002, according to Dataquest. Enterprises that have successfully implemented web-enabled customer interfaces now face the challenge of utilizing the Internet and intranets to gain the same level of increased efficiencies in their supply chain.

   The Agile solution is designed to facilitate communication and collaboration within and among supply chain members without requiring substantial investments in additional technology infrastructure. The Agile solution enables enterprises and their supply chain partners to have more effective revenue capture by accelerating time-to-market, more cost-effective production by increasing throughput, reducing inventory and compressing cycle times, and more rapid return on investment by facilitating rapid implementation.

   Our growth strategy is to be the leading provider of business-to-business collaborative supply chain applications to global enterprises. We will focus on providing superior customer satisfaction to continue to build a highly referenceable customer base of market leaders in targeted manufacturing industry vertical markets. We seek to capitalize on network effects created through deployment of our solution across the supply chains of our customers, which allows non-customer participants in the supply chain to experience some of the benefits from our solutions first hand. We will also build upon our technology leadership position and extend our supply chain collaboration features and functionality.

                                  THE OFFERING

 Common stock offered................................     shares
 Common stock to be outstanding after this offering..     shares
 Over-allotment option...............................     shares
 Use of proceeds..................................... For general corporate purposes, including
                                                      working capital, capital
                                                      expenditures and
                                                      repayment of debt. See
                                                      "Use of Proceeds."
 Proposed Nasdaq National Market symbol.............. AGIL

   The above information is based on 16,133,298 shares outstanding as of April 30, 1999. This information does not include 1,159,725 shares of common stock subject to outstanding options under our 1995 Stock Option Plan as of April 30, 1999 and 98,301 shares of common stock issuable upon exercise of outstanding warrants. After April 30, 1999, we granted options to purchase an additional 534,700 shares of common stock. See "Capitalization" and "Management--Stock Plans."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                      March 13,
                                         1995      Fiscal Year Ended April
                                    (Inception) to           30,
                                      April 30,    --------------------------
                                         1996       1997     1998      1999
                                    -------------- -------  -------  --------
Consolidated Statement of
 Operations Data:
Total revenues.....................    $    38     $ 1,352  $ 8,003  $ 16,807
Gross profit.......................         32       1,086    5,835    10,822
Loss from operations...............     (1,399)     (4,906)  (8,874)  (11,606)
Net loss...........................     (1,327)     (4,836)  (8,942)  (11,428)
Net loss per share:
  Basic and diluted................    $ (1.94)    $ (3.72) $ (4.20) $  (3.87)
  Weighted average shares..........        684       1,300    2,129     2,952
Unaudited pro forma net loss per
 share:
  Basic and diluted................                                  $   (.78)
  Weighted average shares..........                                    14,668

                                                               As of April 30,
                                                                    1999
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents................................... $10,003    $
Working capital.............................................   4,174
Total assets................................................  17,948
Long-term obligations, noncurrent...........................   3,224
Stockholders' equity........................................   3,291

   Shares used in computing unaudited pro forma basic and diluted net loss per share include the shares used in computing basic and diluted net loss per share adjusted for the conversion of preferred stock to common stock, as if the conversion occurred at the date of original issuance. The as adjusted information above reflects the application of the estimated net proceeds from
the sale of the      shares of common stock that we are offering at an assumed
initial public offering price of $   per share, after deducting estimated
underwriting discounts and commissions and our estimated offering expenses, and gives effect to the exercise of a warrant to purchase 60,000 shares of our common stock. See "Capitalization."

                                 RISK FACTORS

   You should carefully consider the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also seriously harm our business. If any of the following risks actually occur, our business could be harmed. If our business is harmed, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Operations

   Because We Have a Limited Operating History, It Is Difficult to Evaluate Our Business and Prospects

   We are still in the early stages of our development, so evaluating our business operations and our prospects is difficult. We incorporated in 1995 and began shipping our first product in June 1996. The revenues and income potential of our business and market are unproven. We will encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. These risks include our:

  . substantial dependence on our current suite of products;

  . need to successfully introduce new products and enhance existing products, particularly the new version of our product suite, Agile Anywhere, which is scheduled to be shipped beginning in the quarter ending October 31, 1999;

  . need to sell additional licenses and software products to our existing customers;

  . need to expand our sales and marketing, customer support and professional services organizations;

  . need to expand our customer base outside of the electronics and medical device industries;

  . need to build strategic partnerships and relationships;

  . need to effectively manage growth;

  . need to expand our international operations and customer base; and

  . need to attract and retain key personnel.

   We may not be able to successfully address these risks, and the failure to do so could seriously harm our business and operating results. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business.

   We Have a History of Losses and Expect to Incur Losses in the Future

   We incurred net losses of approximately $4.8 million for fiscal 1997, $8.9 million for fiscal 1998, and $11.4 million for fiscal 1999. As of April 30, 1999, we had an accumulated deficit of approximately $26.5 million. Moreover, we expect to continue to incur significant sales and marketing, research and development and general and administrative expenses. We have incurred and expect to continue to incur substantial non-cash costs relating to the amortization of deferred compensation which will contribute to our net losses. We expect to incur losses for the foreseeable future. We will need to generate significant increases in revenues to achieve and maintain profitability, and we may not be able to do so. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate or if our operating expenses exceed our expectations, our business and operating results could be harmed. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information.

   Our Quarterly Operating Results Fluctuate and Are Difficult to Predict, and if Our Future Results are Below the Expectations of Public Market Analysts or Investors, the Price of Our Common Stock May Decline

   Our quarterly operating results have varied significantly in the past and are likely to vary significantly in the future, which makes it difficult for us to predict our future operating results. This quarter-to-quarter fluctuation is due to a number of factors, any of which could harm our business and operating results, including the following:

  . demand for our products;

  . size and timing of sales and installations of our products;

  . product and price competition;

  . our unpredictable sales cycle;

  . our ability to successfully expand our direct sales force;

  . our ability to develop and market new and enhanced products on a timely basis;

  . deferral of customer orders in anticipation of product enhancements or new products;

  . continued purchases by our existing customers, including additional licenses and maintenance contracts;

  . delays in our customers' orders due to their year 2000 priorities;

  . variability in the mix of our license and professional service revenues;

  . our ability to accurately price fixed-priced professional services projects;

  . variability in the mix of professional services that we perform versus those performed for our customers by others;

  . software defects;

  . technological changes in our market;

  . our ability to establish and maintain relationships with our third-party implementation partners;

  . changes in our sales force incentives;

  . expansion of our international sales organization and increase in international sales;

  . the loss of any key employees and timing of our new hires; and

  . general economic factors.

   License revenues in any quarter can be difficult to forecast because they depend on orders shipped or installed in that quarter. Moreover, we typically recognize a substantial percentage of revenues in the last month of each quarter. A high percentage of our operating expenses are essentially fixed in the short term. As a result, if we experience delays in recognizing revenue, we could experience significant variations in operating results from quarter to quarter. In addition, we expect our operating expenses to increase as we expand our engineering and sales and marketing operations, broaden our customer support capabilities, develop new distribution channels and strategic alliances, fund increased levels of research and development and build our operational infrastructure. If our revenues do not grow faster than the increase in these expenses, our business and operating results could be harmed.

   We have experienced, and expect to continue to experience, seasonality in our license revenues and results of operations, with a disproportionately greater amount of our license revenues for any fiscal year being recognized in our fourth fiscal quarter. As a result, our first quarter revenues can be less than those of the preceding quarter.

   If we introduce products that are sold in a manner different from how we currently market our products, we could recognize revenue differently than under our current accounting policies. Depending on the manner in which we sell future products, this could have the effect of extending the length of time over which we recognize revenues. Furthermore, our quarterly revenues could be significantly affected based on how applicable accounting standards are amended or interpreted over time.

   Due to these and other factors, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of our future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline.

   We Will Depend on the Commercial Success of Our Product Suite, Which Has Not Yet Been Shipped

   We have generated substantially all of our revenues from licenses and services related to current and prior versions of our product suite. Agile Anywhere, the latest version of our product suite, was announced in June 1999 and is scheduled to ship in the quarter ending October 31, 1999. We believe that revenues from this suite of products will account for a substantial portion of our revenues for the foreseeable future. Our future financial performance will depend on the successful introduction and customer acceptance of Agile Anywhere, and any upgrades to these products. Our business could be harmed if we are unable to ship or implement Agile Anywhere or any upgrades when planned. In addition, to the extent their introduction of Agile Anywhere causes customers to defer orders for our existing products, we may not achieve anticipated revenues and our business may be harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Year 2000 Considerations Among Our Customers and Potential Customers May Reduce Our Sales

   We may experience reduced sales of products as customers and potential customers put a priority on correcting year 2000 problems and therefore defer purchase decisions for software products until later in 2000. Accordingly, demand for our products may be particularly volatile and unpredictable for the remainder of 1999 and early 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Implementation of Our Products By Large Customers May Be Complex and May Create Customer Dissatisfaction with Our Products

   It takes many computer systems to run an enterprise, particularly for a business that depends on an integrated supply chain. Our products must integrate with existing computer systems and software programs used by our customers. Integrating with many other computer systems and software programs can be complex, time consuming and expensive and cause delays in the deployment of our products. Because we are one of the first companies to offer products designed for product content management, many customers will be facing these integration issues for the first time in the context of collaborating with supply chain partners. Customers could become dissatisfied with our products if implementations prove to be difficult, costly or time-consuming.

   We Currently Perform Most of Our Implementations on a Fixed-Price Basis, Which Could Cause Us to Incur More Costs Than We Expect

   When we install our products or when we have a third party install them, we typically charge customers a fixed fee for these services. At the time of a product sale and prior to agreeing to an installation price, we estimate the amount of work involved for a particular installation project. We have at times in the past underestimated and may in the future underestimate the amount of time or resources required to install our products. If we do not correctly estimate the amount of time or resources required for a large number of installations, our gross margins could be adversely affected.

   Due to the Relatively Small Size of Initial Orders, We Depend on Customer Acceptance of Our Products and Future Upgrades

   The size of a new customer's initial order is relatively small. Therefore, in order to grow revenues, we depend on both sales to new customers and on sales to our existing customers of additional user licenses and enhanced versions of, and upgrades to, our products. Many of our current customers implement our products on a limited basis or buy products that provide only a portion of the features offered by our product family. Therefore, it is important that our customers are satisfied with their initial product implementations and that they believe that our other products or expanded use of the product they purchased will provide them with additional benefits. Customers could choose not to purchase any additional products or expand the use of our products. If we do not increase sales to existing customers, we may not be able to achieve revenue growth.

   We Need to Establish and Maintain Relationships With Key Partners to Market and Implement Our Products

   We rely heavily on our relationships with consulting and integration partners to implement our software, provide customer support services and endorse our products during the evaluation stage of the sales cycle. Currently, only three companies provide implementation services for our products in North America. We expect to increasingly rely on these types of partners in the future. These companies are not contractually obligated to continue to provide implementation services for us or to otherwise promote our products. Although we seek to develop and maintain relationships with these types of service providers, they may have similar or more established relationships with our competitors. If these service providers do not increase this segment of their business, or reduce or discontinue their relationships with us or their support of our products, our business could be harmed. We will need to develop new third party relationships if sales of our products increase and our current partners cannot fulfill the need for implementation and customer support services. Without these third parties we would have to expand our services organization to increase the consulting and professional services that we provide to our customers and divert resources from other areas of our business. If we are required to expand our professional services capabilities, we may not be able to do so on a timely basis.

   To meet customer demand, we might have to outsource services to more costly independent contractors and other third parties. In addition, if our implementation partners do not adequately perform implementation services, our customers could become dissatisfied with our products. In order to avoid dissatisfaction, we may need to provide supplemental implementation services at no additional cost to the customer. Although we could experience an increase in services revenues if our service partners are not successful, services revenues have lower gross margins than license revenues. We could also experience delays in revenue recognition if customer implementation projects fall behind schedule.

   The Ability of Our Products to Scale to Operate in an Enterprise-Wide Environment is Important to Our Future Success

   Our strategy requires that our software be highly scalable, or able to accommodate substantial increases in the number of users concurrently using the product. To date, however, only a limited number of our customers have deployed our software to manage the manufacturing process on an enterprise wide-basis. While we have performed product testing on the scalability of our products, these products have not been tested in the context of a customer implementation. If our customers cannot successfully implement large-scale deployments, or if they determine that our products cannot accommodate large-scale deployments, we could experience customer dissatisfaction and find it more difficult to obtain new customers or to sell additional products to our existing customers.

   We Rely Significantly On and Need to Expand Our Direct Sales Organization

   We sell our products primarily through our direct sales force. Our ability to increase our sales will depend on our ability to recruit, train and retain top quality sales people with the advanced sales skills and technical knowledge we need. There is a shortage of the sales personnel we need, and competition for qualified personnel is intense in our industry. In addition, it takes time for our new sales personnel to become productive, particularly our senior sales and services personnel, who could take up to nine months to become fully productive. If we are unable to hire or retain qualified sales personnel, or if newly hired personnel fail to develop the necessary skills or reach productivity more slowly than anticipated, it would be more difficult for us to sell our products and, therefore, our business could be harmed.

   Our Future Operating Results Are Uncertain Because We Have an Unpredictable Sales Cycle

   Our products have an unpredictable sales cycle that contributes to the uncertainty of our future operating results. Historically, our sales cycle has ranged from approximately four to seven months. The sale of our products may be subject to delays due to the lengthy internal budgeting, approval and evaluation processes of our customers. Many customers initially purchase a small number of user licenses for our products before deciding whether to deploy our products more broadly in their organization or across their entire supply chain. Customers may also defer orders as a result of anticipated releases of new products or enhancements by us. As a result, we have only a limited ability to forecast the timing and size of sales of our products.

   The Success of Our Business Depends on Our Key Personnel

   Our success depends largely on the continued contributions of our key senior management, particularly Bryan D. Stolle, our Chief Executive Officer, who is not bound by an employment agreement, as well as of our key engineering and sales and marketing personnel. If one or more members of our senior management or any of our key employees were to resign, the loss of personnel would harm our business. See "Management" for additional information on our key personnel.

   To Be Successful, We Must Attract and Retain Additional Qualified Personnel

   Our success depends on our ability to attract and retain qualified, experienced employees. We currently are seeking to hire a Vice President of Sales. There is substantial competition for experienced engineering, sales and marketing personnel in our industry. If we are unable to retain our existing key personnel, or attract and retain additional qualified personnel, we may from time to time experience inadequate levels of staffing to perform services for our customers. In addition, if we are unable to hire a qualified Vice President of Sales, we may experience delays in the expansion of our sales organization. As a result, our growth could be limited due to our lack of capacity to develop and market our products to our customers, or we could experience deterioration in service levels or decreased customer satisfaction, any of which could harm our business.

   Our Efforts to Expand Sales of Our Products to Other Industries May Not
   Succeed

   We have historically sold our products primarily to companies in the electronics and medical device manufacturing industries. We intend to market products to customers in additional industries. Although we have targeted enterprises in other markets as potential customers, these potential customers may not be as willing to purchase product content management software as have other technology-based industries such as the electronics and medical device manufacturing industries.

   The Market For Our Products Is Newly Emerging and Customers May Not Accept Our Products

   The market for product content management software is newly emerging. Enterprises have not traditionally automated the product content management processes throughout the supply chain. We cannot be certain that this market will continue to develop and grow or that enterprises will elect to utilize our products rather than attempt to develop applications internally or through other sources. In addition, the use of the Internet, as well as corporate intranets, has not been widely adopted for sharing product content management information as well as for collaboration among supply chain participants. Enterprises that have already invested substantial resources in other methods of product content management may be reluctant to adopt a new approach that may replace, limit or compete with their existing systems or methods. We expect that we will continue to need to pursue intensive marketing and sales efforts to educate prospective customers about the uses and benefits of our products. Therefore, demand for and market acceptance of our products will be subject to a high level of uncertainty.

   Increasing Competition Among Product Content Management Software Providers Could Harm Our Business

   The market for product content management software is new, highly fragmented, rapidly changing and increasingly competitive. We expect competition to intensify, which could result in price reductions, reduced gross margins and loss of market share, any one of which could seriously harm our business. Competitors vary in size and in the scope and breadth of the products and services offered. We face potential competition from in-house development efforts by potential customers or partners, vendors of engineering information management software, and developers of general purpose groupware software addressing only limited technology components of engineering change management. We also face potential competition from providers of enterprise software.

   Many of our actual or potential competitors have a number of significant advantages over us, including:

  . longer operating histories;

  . significantly greater financial, technical, marketing and other resources;

  . significantly greater name recognition and a larger installed base of customers; and

  . well-established relationships with our actual and potential customers as well as with systems integrators and other vendors and service providers.

   These competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than we can. Some of our actual or potential competitors may also bundle their products in a manner that may discourage potential customers from purchasing our products. See "Business--Competition."

   We May Experience Difficulties in Introducing New Products and Upgrades

   Our future financial performance depends on our successful and timely development, introduction and market acceptance of new and enhanced products. The life cycles of our products are difficult to predict because the market for our products is new and emerging, and is characterized by rapid technological change, changing customer needs and evolving industry standards. The introduction of products or computer systems employing new technologies and emerging industry standards could render our existing products obsolete and unmarketable. For example, portions of our software are written in the Java computer programming language. If a new software language becomes standard in our industry or is considered more robust than Java, we may need to rewrite portions of our products in another computer language in order to remain competitive. The introduction of enhancements to our suite of products may also cause customers to defer orders for our existing products. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products in the future. In addition, those products may not meet the requirements of the marketplace and achieve market acceptance.

   We expect to add new products to our supply chain applications by acquisition or internal development and by developing enhancements to our existing applications. We have in the past experienced delays in the planned release dates of our software products and upgrades, and we have discovered software defects in new products after their introduction. New products or upgrades may not be released according to schedule, or may contain defects when released. Either situation could result in negative publicity, loss of sales, delay in market acceptance of our products or customer claims against us, any of which could harm our business.

   Our Products Might Not Be Compatible With All Major Platforms, Which Could Inhibit Sales

   We must continually modify and enhance our products to keep pace with changes in hardware and software platforms and database technology, as well as emerging technical standards in the software industry. For example, we have designed our products to work with databases and servers such as Oracle and Microsoft SQL Server. Any changes to these platforms could require us to modify our products, and could cause us to delay releasing a product until the updated version of that platform has been released. Furthermore, third parties develop adapters to integrate our products with other design, manufacture, finance and supply chain systems used by our customers. We rely on these third parties to update the adapters to reflect changes to our products as well as to the targeted platform in order to maintain the functionality provided by our products. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, back-office applications and browsers and other Internet-related applications could hurt our business, as customers may not be certain as to how our product will operate with their existing systems.

   In addition, although portions of our products are based upon the Java programming language, the Java language does not offer all of the features available in Windows. Accordingly, certain features available to products that run on Windows may not be available in the non-Windows version of our products, and this could result in reduced customer demand. Furthermore, some of our products do not run on certain types of popular server computers, such as those that utilize the UNIX operating system. If another platform becomes more widely used, we could be required to convert, or "port," our product to that platform. We may not succeed in these efforts and even if we do, potential customers may not choose our product.

   We Face Risks From Expansion of Our International Operations

   We believe that expansion of our international operations will be necessary for our future success. Therefore, we believe that we will need to commit significant resources to expand our international operations. A key aspect to our strategy is to expand our sales and support organizations internationally. We employ sales professionals in Europe and are in the early stages of expanding into the Asia Pacific market. If we are unable to successfully enter into and expand these international markets on a timely basis, our business and operating results could be harmed. This expansion may be more difficult or take longer than we anticipate, and we may not be able to successfully market, sell, deliver and support our products internationally.

   If successful in our international expansion, we will be subject to a number of risks associated with international business activities. These risks include:

  . difficulty in providing customer support in multiple time zones;

  . need to develop software in multiple foreign languages;

  . laws and business practices favoring local competition;

  . currency fluctuations;

  . longer sales cycles;

  . greater difficulty in collecting accounts receivable;

  . political and economic instability, particularly in Asia;

  . difficulties in enforcing agreements through foreign legal systems;

  . unexpected changes in regulatory requirements;

  . import or export licensing requirements;

  . reduced protection of our intellectual property rights in some countries;
    and

  . multiple conflicting tax laws and regulations.

   To date, most of our revenues have been denominated in United States dollars. If we experience an increase in the portion of our revenues denominated in foreign currencies, we may incur greater risks in currency fluctuations, particularly since we translate our foreign currency revenues once at the end of each quarter. In the future, our international revenues could be denominated in the Euro, the currency of the European Union. The Euro is an untested currency and may be subject to economic risks that are not currently contemplated. We currently do not engage in foreign exchange hedging activities, and therefore our international revenues and expenses are currently subject to the risks of foreign currency fluctuations.

   We Depend on Licensed Technology and We May Increase Our Use of Software Licensed to Us By Third Parties

   We license technology on a non-exclusive basis from several businesses for use with our products, including licenses from Microsoft Corporation and Oracle Corporation for our servers, from RSA Data Security, Inc. for security and encryption technology software, and from Cimmetry Systems Inc. for our viewers. We anticipate that we will continue to license technology from third parties in the future. Some of the software we license from third parties would be difficult to replace. This software may not continue to be available on commercially reasonable terms, if at all. The loss or inability to maintain any of these technology licenses could result in delays in the licensing of our products until equivalent technology, if available, is identified, licensed and integrated. In addition, the effective implementation of our products depends upon the successful operation of third-party licensed products in conjunction with our products, and therefore any undetected errors in these licensed products may prevent the implementation or impair the functionality of products, delay new product introductions and/or injure our reputation. The increased use of third-party software could require us to enter into license agreements with third parties, which could result in higher royalty payments and a loss of product differentiation.

   Software Defects Could Diminish Demand For Our Products

   Our software products are complex and may contain errors, including year 2000 related errors, that may be detected at any point in the life of the product. We have in the past discovered software errors in certain of our products and as a result have experienced delays in shipment of products during the period required to correct these errors. We cannot assure you that, despite testing by us, our implementation partners and our current and potential customers, errors will not be found in new products or releases after shipment, resulting in loss of revenue or delay in market acceptance and sales, diversion of development resources, injury to our reputation or increased service and warranty costs.

   Further, our products are generally used in systems with other vendors' products, and as a result, our products must integrate successfully with these existing systems. System errors, whether caused by our products or those of another vendor, could adversely affect the market acceptance of our products, and any necessary revisions could cause us to incur significant expenses.

   Product Liability Litigation Could Harm Our Business

   Since our products are used for mission critical applications in the supply chain, errors, defects or other performance problems could result in financial or other damages to our customers. For example, our products are designed to communicate information relating to changes in product specifications during the manufacturing process. If a supplier or other participant receives inaccurate or erroneous data, it is possible that it could claim it incurred damages based on its reliance on that data. Although our license agreements generally contain provisions designed to limit our exposure to product liability litigation, existing or future laws or unfavorable judicial decisions could negate such limitation of liability provisions. Product liability litigation, even if unsuccessful, would be time-consuming and costly to defend and could harm our business.

   In Order to Manage Our Growth and Expansion, We Will Need to Improve and Implement New Systems, Procedures and Controls

   We have recently experienced a period of rapid growth and expansion that has placed a significant strain on our management information systems and resources. For example, we have grown from 65 employees at April 30, 1997 to 156 employees at April 30, 1999. If we are unable to manage our growth and expansion, our business will be seriously harmed. In addition, we have recently hired a significant number of employees and plan to further increase our total headcount. We also plan to expand the geographic scope of our operations. This expansion has resulted and will continue to result in substantial demands on our management resources. To accommodate continued anticipated growth and expansion, we will be required to:

  . improve existing and implement new operational and financial systems, procedures and controls;

  . hire, train, manage, retain and motivate qualified personnel; and

  . enter into relationships with strategic partners.

   These measures may place additional burdens on our management and our internal resources. If we are unable to manage our growth in an efficient and timely manner or if our current or planned personnel systems, procedures and controls are not adequate to support our future operations, our business could be harmed.

   We Have Limited Protection of Our Intellectual Property

   Our success and ability to compete depend upon our proprietary technology. Despite our efforts to protect our intellectual property, a third party could copy or otherwise obtain our software or other proprietary information without authorization, or could develop software competitive to ours. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around patents that may be issued to us or our other intellectual property. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and we expect that it will become more difficult to monitor the use of our products if we increase our international presence.

   We may have to resort to litigation to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine their scope, validity or enforceability. Enforcing or defending our proprietary technology is expensive, could cause the diversion of our resources, and may not prove successful. Our protective measures may prove inadequate to protect our proprietary rights, and any failure to enforce or protect our rights could cause us to lose a valuable asset. Our competitors may independently develop similar technology, duplicate our products or design around any patents that may be issued to us or our other intellectual property.

   We May Be Subject to Intellectual Property Infringement Claims

   There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that, in the future, third parties may claim that we or our current or potential future products infringe their intellectual property. We expect that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. If our products were found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements in order to continue to be able to sell our products. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

   We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. We depend on third party licenses, including licenses for our servers, encryption and security software. If we cannot maintain licenses to this third-party software at an acceptable cost, shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could substantially harm our business, operating results and financial condition.

   Year 2000 Compliance Costs and Risks Are Difficult to Assess and Could Result in Delay or Loss of Revenue, Diversion of Development Resources, Damage to Our Reputation or Increased Service, Warranty or Litigation Costs

   Our products are generally integrated into computer systems involving sophisticated hardware and complex software products, which may not be year 2000 compliant. The failure of our customers' systems to be year 2000 compliant could impede the success of applications that we have developed for them. Accordingly, known or unknown defects that affect the operation of our software, including any defects or errors in applications that include our products, could result in delay or loss of revenue, diversion of development resources, damage to our reputation or increased service, warranty or litigation costs, any of which could harm our business.

   In addition, earlier versions of our products may not be year 2000 compliant, and we do not intend to make them year 2000 compliant. We also need to ensure year 2000 compliance of our own internal computer and other systems, to continue testing our software products, and to audit the year 2000 compliance status of our suppliers and business partners. We have not completed our year 2000 investigation and overall compliance initiative, and the total cost of our year 2000 compliance may be substantial and may harm our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

   Future Acquisitions May Present Risks to Our Business

   As part of our business strategy, we may seek to acquire or invest in businesses, products or technologies that we feel could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. Acquisitions could create risks for us, including:

  . difficulties in assimilation of acquired personnel, operations, technologies or products;

  . unanticipated costs associated with the acquisition;

  . diversion of management's attention from other business concerns;

  . adverse effects on existing business relationships with suppliers and customers; and

  . use of substantial portions of our available cash, including the proceeds of this offering, to consummate the acquisition.

   In addition, if we consummate acquisitions through an exchange of our securities, our stockholders could suffer significant dilution. We cannot assure you that any particular acquisition, even if successfully completed, will generate any additional revenue or provide any benefit to our business.

   Provisions Contained in Our Charter Documents May Delay or Prevent a Change in Our Control

   We intend to reincorporate in Delaware prior to the completion of this offering. Provisions of our Delaware certificate of incorporation and bylaws and of Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. These provisions also may prevent changes in our management. See "Description of Capital Stock--Antitakeover Effect of Delaware Law and Provisions of Our Certificate of Incorporation and Bylaws."

Risks Related to the Internet on Our Business and Prospects

   If Use of the Internet Does Not Grow, Our Business Would Be Harmed

   Our success depends upon continued growth in the use of the Internet as a medium of commerce. Although the Internet is experiencing rapid growth in the number of users, this growth is a recent phenomenon and may not continue. Furthermore, despite this growth in usage, the use of the Internet for commerce is relatively new. As a result, a sufficiently broad base of enterprises and their supply chain partners may not adopt or continue to use the Internet as a medium of commerce. Our business would be seriously harmed if:

  .use of the Internet does not continue to increase or increases more slowly than expected;

  .the infrastructure for the Internet does not effectively support enterprises and their supply chain partners;

  .the Internet does not create a viable commercial marketplace, inhibiting the development of electronic commerce and reducing the demand for our products; or

  . concerns over the secure transmission of confidential information over public networks inhibit the growth of the Internet as a means of conducting commercial transactions.

   Capacity Restraints May Restrict the Use of the Internet as a Commercial Marketplace

   The Internet infrastructure may not be able to support the demands placed on it by increased usage and bandwidth requirements. Other risks associated with commercial use of the Internet could slow its growth, including:

  .inadequate reliability of the network infrastructure;

  .slow development of enabling technologies and complementary products; and

  .limited availability of cost-effective, high-speed access.

   Delays in the development or adoption of new equipment standards or protocols required to handle increased levels of Internet activity, or increased governmental regulation, could cause the Internet to lose its viability as a means of communication between enterprises and their supply claim partners. If these or any other factors cause use of the Internet for commerce to slow or decline, our business could be harmed.

   Increasing Governmental Regulation of the Internet Could Limit the Market for Our Products

   As Internet commerce continues to evolve, we expect that federal, state and foreign governments will adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, taxation or other increased costs, any of which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws and regulations could limit the market for our products.

Risks Related to This Offering

   Our Executive Officers, Directors and Major Stockholders Will Retain Significant Control Over Us After This Offering, Which May Lead to Conflicts With Other Stockholders Over Corporate Governance Matters

   After this offering, executive officers, directors and holders of 5% or more of our outstanding common stock will, in the aggregate, own approximately
  % of our outstanding common stock. These stockholders would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in our control and may make some transactions more difficult or impossible to complete without the support of these stockholders.

   Our Stock Price May Be Volatile, Which May Lead to Losses By Investors and to Securities Litigation

   Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. This price may vary from the market price of the common stock after the offering. The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price. See "Plan of Distribution."

   In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company's stock price. This type of litigation could result in substantial costs and could divert our management's attention and resources.

   Our Management Will Retain Broad Discretion in the Use of Proceeds From This Offering

   Our management has complete discretion as to how to spend the proceeds from this offering. They may spend these proceeds in ways with which our stockholders may not agree. We cannot predict that investment of the proceeds will yield a favorable return. See "Use of Proceeds."

   Substantial Sales of Our Common Stock Could Adversely Affect Our Stock
   Price

   Sales of a substantial number of shares of our common stock after this offering could cause the market price of our common stock to decline by potentially introducing a large number of sellers of our common stock into a market in which our common stock price is already volatile. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. Based on shares outstanding as of
April 30, 1999, we will have      shares of our common stock outstanding, or
     shares if the underwriters' overallotment is exercised in full. Our directors, executive officers and current stockholders have executed lock-up agreements that limit their ability to sell shares of our common stock. These stockholders have agreed, subject to limited exceptions, not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written approval of Morgan Stanley & Co. Incorporated. When these lock-up agreements expire, these shares and the shares of the common stock underlying any options held by these individuals will become eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144 of the Securities Act of 1933. See "Management--Stock Plans" and "Shares Eligible for Future Sale."

   Investors in This Offering Will Suffer Immediate Dilution

   We expect that the initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock. Accordingly, purchasers of common stock in this offering will experience immediate and substantial dilution of
approximately $   in net tangible book value per share, or approximately   %
of the assumed offering price of $   per share. In contrast, our existing
stockholders paid an average price of $1.66 per share. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants. See "Dilution."

Special Note Regarding Forward-Looking Statements

   Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by words such as "expects," "anticipates," "intends,"

"plans," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus.

   You should read statements that contain these words carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other "forward-looking" information. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline and you could lose all or part of your investment.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds of $   million from the sale
of the     shares of common stock in this offering, assuming an initial public
offering price of $   per share and after deducting estimated underwriting
discounts and commissions and estimated offering expenses of $ . If the underwriters' over-allotment option is exercised in full, we estimate that our
net proceeds will be $   million.

   We intend to use the net proceeds of the offering primarily for general corporate purposes, including working capital, sales and marketing activities, product development and support, capital expenditures and repayment of approximately $3.0 million of indebtedness under our subordinated notes payable. We may, if appropriate opportunities arise, use an undetermined portion of the net proceeds to acquire or invest in complementary companies, product lines, products or technologies. We do not currently have any agreements or commitments with respect to any acquisition or investment and we are not currently involved in any negotiations with respect to any such transaction. Pending these uses, the net proceeds of the offering will be invested in short-term, interest-bearing investments or accounts.

   Borrowings under our subordinated notes payable, due through fiscal 2002, bear interest at an annual rate of 11.75%.

                                DIVIDEND POLICY

   We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain any future earnings to develop and expand our business. Under the terms of our line of credit facilities, we may not declare or pay any dividends without the prior consent of the lenders under these facilities.

                                CAPITALIZATION

   The following table sets forth our capitalization as of April 30, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect the assumed exercise of a warrant to purchase 60,000 shares of convertible preferred stock at an exercise price of $6.75 per share and the conversion of all outstanding shares of preferred stock, including the shares issued upon the exercise of the warrant, into 11,933,273 shares of common stock; and

  . on a pro forma as adjusted basis to reflect the application of the
    estimated net proceeds from the sale of     shares of common stock in
    this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

   The outstanding share information excludes 1,159,725 shares of common stock reserved for issuance upon exercise of outstanding options granted under our 1995 Stock Option Plan with a weighted average exercise price of $2.12 per share; 2,245,025 shares of common stock available for issuance under our 1995 Stock Option Plan; 500,000 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan; and 98,301 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.22 per share, which will remain outstanding after this offering. Of the total shares outstanding, 963,606 shares are subject to our right of repurchase.

   You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes to the consolidated financial statements.

                                                       April 30, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                 (in thousands, except share
                                                            data)
Capital lease obligations and notes payable,
 less current portion.......................... $  3,224  $  3,224   $    871
                                                --------  --------   --------
Stockholders' equity:
  Convertible preferred stock, $.001 par value;
   21,175,556 shares authorized, 11,873,273
   shares issued and outstanding actual;
   10,000,000 shares authorized, no shares
   issued or outstanding pro forma and pro
   forma as adjusted...........................       12        --         --
  Common stock, $.001 par value; 29,000,000
   shares authorized, 4,200,025 shares issued
   and outstanding actual; 100,000,000 shares
   authorized, 16,133,298 shares issued and
   outstanding pro forma; 100,000,000 shares
   authorized,      shares issued and
   outstanding pro forma as adjusted...........        4        16
  Additional paid-in capital...................   34,814    35,219
  Notes receivable from stockholders...........     (748)     (748)      (748)
  Unearned stock compensation..................   (4,258)   (4,258)    (4,258)
  Accumulated deficit..........................  (26,533)  (26,533)   (26,533)
                                                --------  --------   --------
    Total stockholders' equity.................    3,291     3,696
                                                --------  --------   --------
      Total capitalization..................... $  6,515  $  6,920   $
                                                ========  ========   ========

                                   DILUTION

   Our pro forma net tangible book value at April 30, 1999 was approximately $3.7 million or approximately $.23 per share. Pro forma net tangible book value per share represents total assets less total liabilities, divided by the number of shares outstanding as of April 30, 1999, after giving effect to the conversion into common stock of all of our outstanding shares of preferred stock.

   After giving effect to our sale of     shares of common stock in this
offering at an assumed initial public offering price of $   per share, and
after deducting the estimated underwriters discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book
value as of April 30, 1999 would have been approximately $   million, or $
per share. This represents an immediate increase in net tangible book value of
$   per share to existing stockholders and an immediate dilution in net
tangible book value of $   per share to new investors purchasing shares in
this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.......................      $

  Pro forma net tangible book value per share as of April 30, 1999.... $.23
  Increase per share attributable to new investors....................
                                                                       ----
Pro forma net tangible book value per share after this offering.......
                                                                            ---
Dilution per share to new investors in this offering..................      $
                                                                            ===

   The following table sets forth, on a pro forma basis, as of April 30, 1999, assuming conversion into common stock of all of our outstanding shares of preferred stock, the difference between the existing stockholders and the purchasers of shares in this offering, at the assumed initial public offering
price of $   per share, with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors, before deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 16,133,298       % $26,801,000       %   $1.66
New stockholders...............
                                ----------  -----  -----------  -----
  Totals.......................             100.0% $            100.0%
                                ==========  =====  ===========  =====

   As of April 30, 1999, there were options outstanding to purchase a total of 1,160,800 shares of common stock at a weighted average exercise price of $2.12 per share under our 1995 Stock Option Plan. In addition, as of April 30, 1999, there were 98,301 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.22 per share. To the extent outstanding options or warrants are exercised, there will be further dilution to new investors.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated statement of operations data for each of the three years in the period ended April 30, 1999 and the selected consolidated balance sheet data at April 30, 1998 and April 30, 1999, are derived from, and are qualified by reference to, our consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the period from inception on March 13, 1995 to April 30, 1996 and the selected consolidated balance sheet data as of April 30, 1996 and April 30, 1997 are derived from consolidated financial statements not included in this prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

                                                    Fiscal Year Ended April
                              Period from March 31,           30,
                               1995 (Inception) to  --------------------------
                                 April 30, 1996      1997     1998      1999
                              --------------------- -------  -------  --------
                                  (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Revenues:
  License...................         $    24        $ 1,143  $ 6,102  $ 10,859
  Professional services.....              14            187    1,385     3,665
  Maintenance...............              --             22      516     2,283
                                     -------        -------  -------  --------
    Total revenues..........              38          1,352    8,003    16,807
                                     -------        -------  -------  --------
Cost of revenues:
  License...................               2            113      543       819
  Professional services.....               4             88    1,347     3,823
  Maintenance...............              --             65      278     1,343
                                     -------        -------  -------  --------
    Total cost of revenues..               6            266    2,168     5,985
                                     -------        -------  -------  --------
Gross profit................              32          1,086    5,835    10,822
                                     -------        -------  -------  --------
Operating expenses:
  Sales and marketing.......             198          2,149    8,070    13,495
  Research and development..             852          2,510    3,788     4,742
  General and
   administrative...........             381          1,333    1,995     1,938
  Amortization of stock
   compensation.............              --             --      856     2,253
                                     -------        -------  -------  --------
    Total operating
     expenses...............           1,431          5,992   14,709    22,428
                                     -------        -------  -------  --------
Loss from operations........          (1,399)        (4,906)  (8,874)  (11,606)
Interest income (expense),
 net........................              72             70      (68)      178
                                     -------        -------  -------  --------
Net loss....................         $(1,327)       $(4,836) $(8,942) $(11,428)
                                     =======        =======  =======  ========
Net loss per share:
  Basic and diluted.........         $ (1.94)       $ (3.72) $ (4.20) $  (3.87)
                                     =======        =======  =======  ========
  Weighted average shares...             684          1,300    2,129     2,952
                                     =======        =======  =======  ========
Unaudited pro forma net loss
 per share:
  Basic and diluted.........                                          $   (.78)
                                                                      ========
  Weighted average shares...                                            14,668
                                                                      ========

                                                          April 30,
                                                 -----------------------------
                                                  1996   1997   1998    1999
                                                 ------ ------ ------  -------
                                                        (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
 investments.................................... $3,829 $3,292 $2,160  $10,003
Working capital (deficit).......................  3,747  2,617   (930)   4,174
Total assets....................................  4,219  5,366  7,531   17,948
Long-term obligations...........................    152    626    782    3,224
Stockholders' equity............................  3,867  3,154    177    3,291

   MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We are a leading supplier of web-centric content management software for the use within and among enterprises in a manufacturing supply chain. Our suite of products is designed to improve the ability of supply chain members to communicate and collaborate with one another about new or changing product content. We were founded in March 1995 and in June 1996 we began selling our first products and delivering related services. We currently license our products in the United States through our direct sales force, and in Europe through our direct sales force and distributors. To date, revenues from international sales have not been material. We have derived our revenues principally from the licenses of our products, the delivery of professional services and from maintenance contracts.

   Customers who license our software products receive a license for our application servers, one or more user licenses, and third-party provided adapters to connect with the customer's other existing enterprise systems. Our customers generally purchase a limited number of licenses for concurrent users at the time of the initial license of the software products and may purchase additional licenses for concurrent users as needed. Customers may purchase implementation services from us. These professional services are generally provided on a fixed-price basis and are often provided by third-party consulting organizations. We also offer fee-based training services to our customers. Customers who license our products usually purchase maintenance contracts, which provide software upgrades and technical support over a stated term, which is generally a twelve-month period.

   We recognize revenue under Statement of Position, or SOP, 97-2, Software Revenue Recognition, which requires revenues earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Software licenses sold to new customers are recognized upon installation and acceptance by the customer. Software licenses sold to existing customers, or add-on sales, are recognized upon shipment of the software product. Our professional services revenues consist of implementation services which are recognized upon customer acceptance and training revenues which are recognized as the services are performed. Our maintenance revenues are recognized ratably over the contract period, generally twelve months.

   Our cost of license revenues include royalties due to third parties for integrated technology, the cost of manuals and product documentation, production media used to deliver our products and shipping costs. Our cost of professional services revenues include salaries and related expenses for the implementation and training services organizations, costs of third parties contracted to provide implementation services to customers and an allocation of our overhead expenses. Our cost of maintenance revenues include salaries and related expenses for the customer support organization and an allocation of our overhead expenses. The cost of professional services can fluctuate based on the mix of professional services provided by us compared to professional services provided by third-party service providers. Since we generally provide implementation services on a fixed-price basis, our gross margin from these services may fluctuate based on the actual cost to provide these services. Our overall gross profit can fluctuate based on the mix of license revenues compared to professional services revenues and maintenance revenues.

   Our operating expenses are classified as sales and marketing, research and development and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are unique to the category type, there are common recurring expenditures that are typically included in all operating expenses categories, such as salaries, employee benefits, incentive compensation, bonuses, travel costs, telephone, communication, rent and allocated facilities costs and professional fees. The sales and marketing category of operating expenses includes additional expenditures specific to the marketing group, such as public relations and advertising, trade shows, marketing collateral materials, and customer user group meetings and expenditures specific to the sales group, such as commissions. To date, all software development costs in research and development have been expensed as incurred. Also included in our operating expenses is the amortization of stock compensation described below.

   In connection with the granting of stock options to our employees, we have recorded unearned stock compensation totaling approximately $7.4 million through April 30, 1999, of which $4.3 million remains to be amortized. This amount represents the difference between the exercise price and the current estimated fair value of our common stock on the date these stock options were granted. This amount is included as a component of stockholders' equity and is being amortized by charges to operations over the vesting period of the options, consistent with the method described in Financial Accounting Standards Board, or FASB, Interpretation No. 28. We recognized amortization of unearned stock compensation of $856,000 for fiscal 1998 and $2.3 million for fiscal 1999. We expect to record additional unearned stock compensation with respect to stock option grants made subsequent to April 30, 1999 of at least $2.5 million. The amortization of the remaining unearned stock compensation at April 30, 1999 will result in additional charges to operations through fiscal 2004. The amortization of stock compensation is classified as a separate component of operating expenses in our consolidated statement of operations.

   Although our total revenues have increased from quarter to quarter, we have incurred significant costs to develop our products and to recruit and train personnel for our engineering, sales, marketing, professional services and administration departments. As a result, we have incurred significant losses since inception, and, as of April 30, 1999, had an accumulated deficit of $26.5 million.

   We intend to continue to incur significant sales and marketing, research and development and general and administrative expenses. For example, we had 65 full-time employees as of April 30, 1997 compared to 103 at April 30, 1998 and 156 at April 30, 1999. We will seek to hire additional employees in the future. We expect to continue to incur operating losses for the foreseeable future. In order to achieve profitability, we will need to increase our revenues significantly. Therefore, we cannot assure you that we will ever attain or maintain profitability. Our expansion will also place significant demands on our management and operational resources. To manage this rapid growth and increased demands, we must improve existing and implement new operational and financial systems, procedures and controls. We must also hire, train, manage, retain and motivate qualified personnel. We expect future expansion to continue to challenge our ability to hire, train, manage, retain and motivate our employees.

   In view of the rapidly changing nature of our market and our limited operating history, we believe that period-to-period comparisons of our revenues and other operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Our historic revenue growth rates are not necessarily sustainable or indicative of our future growth.

Results of Operations

   The following table sets forth selected consolidated financial data for the periods indicated, expressed as a percentage of total revenues:

                                                             Fiscal Year
                                                                Ended
                                                              April 30,
                                                            ------------------
                                                            1997   1998   1999
                                                            ----   ----   ----
Revenues:
  License..................................................   84 %   76 %  65 %
  Professional services....................................   14     17    22
  Maintenance..............................................    2      7    13
                                                            ----   ----   ---
    Total revenues.........................................  100    100   100
                                                            ----   ----   ---
Cost of revenues:
  License..................................................    8      7     5
  Professional services....................................    7     17    23
  Maintenance..............................................    5      3     8
                                                            ----   ----   ---
    Total cost of revenues.................................   20     27    36
                                                            ----   ----   ---
Gross profit...............................................   80     73    64
                                                            ----   ----   ---
Operating expenses:
  Sales and marketing......................................  159    101    80
  Research and development.................................  185     47    28
  General and administrative...............................   99     25    12
  Amortization of stock compensation.......................   --     11    13
                                                            ----   ----   ---
    Total operating expenses...............................  443    184   133
                                                            ----   ----   ---
Loss from operations....................................... (363)  (111)  (69)
Interest income (expense), net.............................    5     (1)    1
                                                            ----   ----   ---
Net loss................................................... (358)% (112)% (68)%
                                                            ====   ====   ===

  Revenues

   Our total revenues were $1.4 million for fiscal 1997, $8.0 million for fiscal 1998 and $16.8 million for fiscal 1999, representing increases of $6.6 million, or 492%, from fiscal 1997 to fiscal 1998 and $8.8 million, or 110%, from fiscal 1998 to fiscal 1999. We had no customer that accounted for more than 10% of our total revenues in fiscal 1997, fiscal 1998 or fiscal 1999.

   License Revenues. Our license revenues were $1.1 million for fiscal 1997, $6.1 million for fiscal 1998 and $10.9 million for fiscal 1999, representing increases of $5.0 million, or 434%, from fiscal 1997 to fiscal 1998 and $4.8 million, or 78%, from fiscal 1998 to fiscal 1999. License revenues as a percentage of total revenues were 84% for fiscal 1997, 76% for fiscal 1998 and 65% for fiscal 1999. The increase in our license revenues from fiscal 1997 to fiscal 1998 was due primarily to increased market acceptance of our suite of products and increases in both the size and productivity of our sales force. The increase in license revenues from fiscal 1998 to fiscal 1999 was primarily due to the continued impact of those same factors, as well as the release of a new version of our products.

   Professional Services Revenues. Our professional services revenues were $187,000 for fiscal 1997, $1.4 million for fiscal 1998 and $3.7 million for fiscal 1999, representing increases of $1.2 million, or 640%, from fiscal 1997 to fiscal 1998 and $2.3 million, or 165%, from fiscal 1998 to fiscal 1999. Professional services revenues as a percentage of total revenues were 14% for fiscal 1997, 17% for fiscal 1998 and 22% for fiscal 1999. The increase in professional services revenues from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 reflects increased license revenues and an increased range of services. The increase in professional services revenues as a percentage of total revenues from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 was primarily due to the increased range of services. To date, a portion of our professional services revenues relates to our invoicing for services provided by third parties. In the future, we anticipate that an increasing percentage of professional services will be provided by third parties who will invoice the customer directly. As a result, we anticipate that professional services revenues will decline as a percentage of total revenues.

   Maintenance Revenues. Our maintenance revenues were $22,000 for fiscal 1997, $516,000 for fiscal 1998 and $2.3 million for fiscal 1999, representing increases of $494,000, or 2,245%, from fiscal 1997 to fiscal 1998 and $1.8 million, or 342%, from fiscal 1998 to fiscal 1999. Maintenance revenues as a percentage of total revenues were 2% for fiscal 1997, 7% for fiscal 1998 and 13% for fiscal 1999. The increase in maintenance revenues and maintenance revenues as a percentage of total revenues from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 is primarily due to increased licenses for our products, as well as renewals of prior period maintenance contracts.

  Cost of Revenues

   Cost of License Revenues. Cost of license revenues were $113,000 for fiscal 1997, $543,000 for fiscal 1998 and $819,000 for fiscal 1999, representing increases of $430,000, or 381%, from fiscal 1997 to fiscal 1998 and $276,000, or 51%, from fiscal 1998 to fiscal 1999. Cost of license revenues as a percentage of license revenues were 10% for fiscal 1997, 9% for fiscal 1998 and 8% for fiscal 1999. Cost of license revenues increased from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 primarily due to increased expenses associated with the sub-licensing of third-party software used in our products, and the costs of production, manuals and other media associated with the license of an increased number of software products. Cost of license revenues as a percentage of total license revenues have decreased as add-on licenses, which have a higher gross margin than initial customer licenses, have increased as a percentage of total license revenues.

   Cost of Professional Services Revenues. Cost of professional services revenues were $88,000 for fiscal 1997, $1.3 million for fiscal 1998 and $3.8 million for fiscal 1999, representing increases of $1.2 million, or 1,431%, from fiscal 1997 to fiscal 1998 and $2.5 million, or 183%, from fiscal 1998 to fiscal 1999. Cost of services revenues as a percentage of services revenues were 47% for fiscal 1997, 97% for fiscal 1998 and 104% for fiscal 1999. The increase in cost and as a percentage of professional services revenues from fiscal 1997 to fiscal 1998 was primarily due to hiring and training a consulting organization to implement our products. The increase in cost and as a percentage of professional services revenues from fiscal 1998 to fiscal 1999 was primarily due to an increase in third-party professional services personnel to support the increased customer base. In certain periods in the past, and potentially in the future, our cost of professional services revenues exceeded our professional services revenues. This is generally because the actual cost of providing the services, whether provided internally or through third parties, exceeded the fixed price payment received from some of our customers. In addition, as we increase the size of our professional services staff, costs are incurred for new personnel before they become fully productive.

   Cost of Maintenance Revenues. Cost of maintenance revenues were $65,000 for fiscal 1997, $278,000 for fiscal 1998 and $1.3 million for fiscal 1999, representing increases of $213,000, or 328%, from fiscal 1997 to fiscal 1998 and $1.0 million, or 383%, from fiscal 1998 to fiscal 1999. Cost of maintenance revenues as a percentage of maintenance revenues were 295% for fiscal 1997, 54% for fiscal 1998 and 59% for fiscal 1999. The increase in cost of maintenance revenues from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 was primarily due to hiring and training a support organization needed in connection with our increased customer base during these periods. The decrease in cost of maintenance revenues as a percentage of maintenance revenues from fiscal 1997 to fiscal 1998 was primarily due to economies of scale realized as a result of increased management personnel and increased experience of the maintenance personnel. The increase in the cost of maintenance revenues as a percentage of maintenance revenues from fiscal 1998 to fiscal 1999 was primarily due to expansion of the support organization.

  Operating Expenses

   Sales and Marketing. Sales and marketing expenses were $2.1 million for fiscal 1997, $8.1 million for fiscal 1998 and $13.5 million for fiscal 1999, representing increases of $5.9 million, or 276%, from fiscal 1997 to fiscal 1998 and $5.4 million, or 67%, from fiscal 1998 to fiscal 1999. Sales and marketing expenses as a percentage of total revenues were 159% for fiscal 1997, 101% for fiscal 1998 and 80% for fiscal 1999. The increase in sales and marketing expenses from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 primarily reflect our investment in our sales and marketing organization, including significant personnel-related expenses such as salaries, benefits and commissions, recruiting fees, travel expenses and related costs of hiring sales management, sales representatives, sales engineers and marketing personnel. The increase in sales and marketing expenses from fiscal 1997 to fiscal 1998 also reflects increased hiring rates, and increased public relations and trade show expenses. We anticipate that our sales and marketing expenses will increase in absolute dollars for the foreseeable future as we expand our domestic and international sales force.

   Research and Development. Research and development expenses were $2.5 million for fiscal 1997, $3.8 million for fiscal 1998 and $4.7 million for fiscal 1999, representing increases of $1.3 million, or 51%, from fiscal 1997 to fiscal 1998 and $954,000, or 25%, from fiscal 1998 to fiscal 1999. Research and development costs as a percentage of total revenues were 185% for fiscal 1997, 47% for fiscal 1998 and 28% for fiscal 1999. The increases in research and development expenses from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 were primarily due to the increase in the number of our software developers and quality assurance personnel and outside contractors to support our product development, documentation and testing activities related to the development and release of the latest versions of our products. We anticipate that research and development expenses will continue to increase in absolute dollars for the foreseeable future as we continue to add to our research and development staff.

   General and Administrative. General and administrative expenses were $1.3 million for fiscal 1997, $2.0 million for fiscal 1998 and $1.9 million for fiscal 1999, representing an increase of $662,000, or 50%, from fiscal 1997 to 1998 and a decrease of $57,000, or 3%, from fiscal 1998 to 1999. General and administrative expenses as a percentage of total revenues were 99% for fiscal 1997, 25% for fiscal 1998 and 12% for fiscal 1999. The increase in costs from fiscal 1997 to fiscal 1998 was primarily due to hiring additional finance, executive and administrative personnel to support the growth of our business during that period. We expect that general and administrative expenses will increase in absolute dollars for the foreseeable future as we expand our operations and incur the normal costs of a public company.

   Amortization of Stock Compensation. During fiscal 1998 and fiscal 1999, we recorded a total of approximately $7.4 million of unearned stock compensation. We recognized amortization of stock compensation of $856,000 in fiscal 1998 and $2.3 million in fiscal 1999.

   Interest Income (Expense), Net. Interest income (expense), net, was $70,000 for fiscal 1997, $(68,000) for fiscal 1998 and $178,000 for fiscal 1999.

   Income Taxes. No provision for income taxes has been recorded since our inception because we have incurred net losses in all periods. As of April 30, 1999, we had net operating loss carryforwards for federal income tax reporting purposes of approximately $20.0 million that expire in various amounts beginning in fiscal 2016. We also had net operating loss carryforwards for state income tax reporting purposes of approximately $18.0 million that expire in various amounts beginning in fiscal 2004. The U.S. tax laws contain provisions that limit the use in any future period of net operating loss and credit carryforwards upon the occurrence of certain events, including a significant change in ownership interests. We had deferred tax assets, including our net operating loss carryforwards and tax credits of approximately $8.7 million as of April 30, 1999. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset balance. See note 4 of notes to consolidated financial statements.

Quarterly Results of Operations

   The following tables set forth our unaudited consolidated statement of operations data for each of the eight quarters in the period ended April 30, 1999, as well as that data expressed as a percentage of our total revenues for the quarters presented. You should read this information in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. We have prepared this unaudited consolidated information on a basis consistent with our audited consolidated financial statements, and, in the opinion of our management, reflects all normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the operating results for any quarter.

                                                   Three Months Ended
                         ------------------------------------------------------------------------------
                         Jul. 31,  Oct. 31,  Jan. 31,  Apr. 30,  Jul. 31,  Oct. 31,  Jan. 31,  Apr. 30,
                           1997      1997      1998      1998      1998      1998      1999      1999
                         --------  --------  --------  --------  --------  --------  --------  --------
                                                     (in thousands)
Revenues:
 License................ $   926   $ 1,324   $ 1,543   $ 2,309   $ 2,270   $ 2,486   $ 2,898   $ 3,205
 Professional services..     213       254       419       499       655       816       976     1,218
 Maintenance............      40        91       166       219       316       510       718       739
                         -------   -------   -------   -------   -------   -------   -------   -------
  Total revenues........   1,179     1,669     2,128     3,027     3,241     3,812     4,592     5,162
                         -------   -------   -------   -------   -------   -------   -------   -------
Cost of revenues:
 License................      79       124       119       221       165       241       211       202
 Professional services..     199       330       348       470       756       790     1,165     1,112
 Maintenance............      59        64       116        39       237       306       371       429
                         -------   -------   -------   -------   -------   -------   -------   -------
  Total cost of
   revenues.............     337       518       583       730     1,158     1,337     1,747     1,743
                         -------   -------   -------   -------   -------   -------   -------   -------
Gross profit............     842     1,151     1,545     2,297     2,083     2,475     2,845     3,419
                         -------   -------   -------   -------   -------   -------   -------   -------
Operating expenses:
 Sales and marketing....   1,279     2,024     2,006     2,761     2,756     3,234     3,339     4,166
 Research and
  development...........     745       826     1,044     1,173     1,076     1,140     1,294     1,232
 General and
  administrative........     428       448       481       638       431       439       492       576
 Amortization of stock
  compensation..........      --       223       280       353       444       501       622       686
                         -------   -------   -------   -------   -------   -------   -------   -------
  Total operating
   expenses.............   2,452     3,521     3,811     4,925     4,707     5,314     5,747     6,660
                         -------   -------   -------   -------   -------   -------   -------   -------
Loss from operations....  (1,610)   (2,370)   (2,266)   (2,628)   (2,624)   (2,839)   (2,902)   (3,241)
Interest income
 (expense), net.........      (2)      (26)      (23)      (17)       52        98        64       (36)
                         -------   -------   -------   -------   -------   -------   -------   -------
Net loss................ $(1,612)  $(2,396)  $(2,289)  $(2,645)  $(2,572)  $(2,741)  $(2,838)  $(3,277)
                         =======   =======   =======   =======   =======   =======   =======   =======

                                            As a Percentage of Total Revenues
                         -----------------------------------------------------------------------
                         Jul. 31, Oct. 31, Jan. 31, Apr. 30, Jul. 31, Oct. 31, Jan. 31, Apr. 30,
                           1997     1997     1998     1998     1998     1998     1999     1999
                         -------- -------- -------- -------- -------- -------- -------- --------
Revenues:
 License................     79 %     79 %     72 %    76 %     70 %     65 %     63 %     62 %
 Professional services..     18       15       20      17       20       22       21       24
 Maintenance............      3        6        8       7       10       13       16       14
                           ----     ----     ----     ---      ---      ---      ---      ---
  Total revenues........    100      100      100     100      100      100      100      100
                           ----     ----     ----     ---      ---      ---      ---      ---
Cost of revenues:
 License................      7        7        6       7        5        6        5        4
 Professional services..     17       20       16      16       24       21       25       22
 Maintenance............      5        4        5       1        7        8        8        8
                           ----     ----     ----     ---      ---      ---      ---      ---
  Total cost of
   revenues.............     29       31       27      24       36       35       38       34
                           ----     ----     ----     ---      ---      ---      ---      ---
Gross profit............     71       69       73      76       64       65       62       66
                           ----     ----     ----     ---      ---      ---      ---      ---
Operating expenses:
 Sales and marketing....    109      121       94      91       85       85       73       80
 Research and
  development...........     63       50       49      39       33       30       28       24
 General and
  administrative........     36       27       23      21       13       11       11       11
 Amortization of stock
  compensation..........     --       13       13      12       14       13       13       14
                           ----     ----     ----     ---      ---      ---      ---      ---
  Total operating
   expenses.............    208      211      179     163      145      139      125      129
                           ----     ----     ----     ---      ---      ---      ---      ---
Loss from operations....   (137)    (142)    (106)    (87)     (81)     (74)     (63)     (63)
Interest income
 (expense), net.........     --       (2)      (2)     --        2        2        1       --
                           ----     ----     ----     ---      ---      ---      ---      ---
Net loss................   (137)%   (144)%   (108)%   (87)%    (79)%    (72)%    (62)%    (63)%
                           ====     ====     ====     ===      ===      ===      ===      ===

   Revenues. Our total revenues increased in each of the eight quarterly periods ended April 30, 1999. The increase in revenues in these periods reflects the increase in the number of customers and scope of product sales in each quarter. Our license revenues in the first fiscal quarter have historically been lower than those of the immediately preceding fourth quarter. License revenues in the first quarter of fiscal 1999 decreased 2% from the fourth quarter of fiscal 1998. In future periods, we expect these trends may cause first quarter revenues to be lower than the level achieved in the preceding fourth quarter.

   Cost of Revenues. Cost of revenues increased in each of the eight quarterly periods ended April 30, 1999 as a result of the growth of revenues. In the quarters ended July 31, 1998 and January 31, 1999, cost of professional services as a percentage of total professional services revenues significantly increased primarily due to lower margin third-party implementation projects and losses on certain implementation projects.

   Operating Expenses. Operating expenses increased significantly in each of the eight quarterly periods ended April 30, 1999 as a result of increased sales and marketing expenses associated with higher numbers of personnel, use of independent contractors and other third parties for development of our products, recruiting and related hiring expenses for additional senior management in our research and development, administrative, sales and marketing organizations and amortization of stock compensation. In addition, sales and marketing expenses increased significantly in the fourth quarter of fiscal 1998 and fiscal 1999 primarily due to commissions and other compensation paid to the direct sales force for the attainment of sales quotas.

   Our quarterly operating results have varied widely in the past, and we expect that they will continue to fluctuate in the future as a result of a number of factors, many of which are outside our control. We believe that our period-to-period operating results are not meaningful, and you should not rely on them as indicative of our future performance. You should also evaluate our prospects in light of the risks, expenses and difficulties commonly encountered by comparable early-stage companies in new and rapidly emerging markets. We might not successfully address the risks and challenges that face us. In addition, although we have experienced significant revenue growth recently, our revenue might not continue to grow and we might not become or remain profitable in the future. Our future operating results will depend on many factors, including:

  . demand for our products;

  . size and timing of sales and installations of our products;

  . product and price competition;

  . our unpredictable sales cycle;

  . our ability to successfully expand our direct sales force;

  . our ability to develop and market new and enhanced products on a timely basis;

  . deferral of customer orders in anticipation of product enhancements or new products;

  . continued purchases by our existing customers, including additional licenses and maintenance contracts;

  . delays in our customers' orders due to their year 2000 priorities;

  . variability in the mix of our license and professional service revenues;

  . our ability to accurately price fixed-priced professional services projects;

  . variability in the mix of professional services that we perform versus those performed for our customers by others;

  . software defects;

  . technological changes in our market;

  . our ability to establish and maintain relationships with our third-party implementation partners;

  . changes in our sales force incentives;

  . expansion of our international sales organization and increase in international sales;

  . the loss of any key employees and timing of our new hires; and

  . general economic factors.


Liquidity and Capital Resources

   Since our inception, we have primarily financed our operations through the sale of convertible preferred stock, resulting in net proceeds of $26.2 million through April 30, 1999. To a lesser extent, we have financed our operations through equipment financing and lending arrangements.

   As of April 30, 1999, we had cash and cash equivalents of $10.0 million, an increase from $2.2 million of cash and cash equivalents held as of April 30, 1998. Our working capital at April 30, 1999 was $4.2 million, compared to a working capital deficit of $930,000 at April 30, 1998. The increase in the working capital is attributable to the increase in cash from the sales of our equity securities and the increase in accounts receivable.

   We have a $2.0 million senior line of credit facility with a bank that bears interest at 8.5% and expires on August 31, 1999. We are currently in the process of applying for an extension to the line of credit. At April 30,

1999, no balance was outstanding under this line of credit. This line of credit is secured by accounts receivable and certain other assets. We also have $3.0 million outstanding of subordinated notes payable which bear interest at an annual rate of 11.75% and are payable through fiscal 2002. In addition, capital lease obligations including both short-term and long-term portions, were $1.6 million at April 30, 1999, and are payable through fiscal 2003. Our senior line of credit requires us to maintain certain monthly financial covenants, including a minimum tangible net worth and a minimum quick ratio. We were in compliance with all of our financial covenants at April 30, 1999.

   We also have noncancelable operating leases for office space and equipment of approximately $2.4 million which are payable through fiscal 2003.

   Our operating activities resulted in net cash outflows of $4.2 million for fiscal 1997 compared to $6.4 million for fiscal 1998 and $5.1 million for fiscal 1999.

   Investing activities resulted in cash outflows of $728,000 for fiscal 1997, provided cash of $2.6 million for fiscal 1998 and resulted in cash outflows of $459,000 for fiscal 1999. Net cash provided by investing activities for fiscal 1998 consisted of proceeds from the sale of short-term investments offset by cash used to acquire property and equipment. Net cash outflows in fiscal 1997 and fiscal 1999 were due to the acquisition of property and equipment.

   Financing activities provided cash of $4.0 million in fiscal 1997, $5.7 million in fiscal 1998 and $13.4 million in fiscal 1999, primarily through proceeds from the issuance of preferred stock and net proceeds from debt and capital lease borrowings.

   Purchases of property and equipment, including equipment purchased under capital leases, were approximately $1.1 million in fiscal 1997, $1.3 million in fiscal 1998 and $1.5 million in fiscal 1999. These expenditures were primarily for computer hardware and software and furniture and fixtures. We expect that capital expenditures will continue to increase to the extent we continue to increase our headcount or expand our operations.

   We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future as we:

  . enter new markets for our products;

  . increase research and development spending;

  . increase our sales and marketing activities; and

  . enhance our operational and financial systems.

   We currently anticipate that the net proceeds from this offering, together with our current cash, cash equivalents and available credit facilities, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in future periods through public or private financings, or other sources, to fund our operations and potential acquisitions, if any, until we achieve profitability, if ever. We may not be able to obtain adequate or favorable financing at that time. Failure to raise capital when needed could harm our business. If we raise additional funds through the issuance of equity securities, the percentage of ownership of our stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our common stock.

Year 2000 Readiness

   Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates or have been programmed with default dates ending in 99, the common two-digit reference for 1999. As a result, as we transition from the 20th century to the 21st century, computer systems and software used by many companies and organizations in a wide variety of industries will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the year 2000 issue.

   State of Readiness. We have completed our initial assessment of the potential overall impact of the impending century change on our business. Based on our current assessment, we believe the current versions of our software products are year 2000 compliant. By year 2000 compliant, we mean that our software products, when used with accurate date data and in accordance with their associated documentation, are capable of properly processing date data from, into and between the 20th and 21st centuries, including the years 1999, 2000 and leap years, provided that all other products, e.g., hardware, software and firmware, used with our products properly exchange date data with them. However, our products are generally integrated into enterprise systems involving sophisticated hardware and complex software products that we cannot adequately evaluate for year 2000 compliance. We may face claims based on year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system even if our products are otherwise year 2000 compliant. Although we have not been a party to any litigation or arbitration proceeding involving our products or services related to year 2000 compliance issues, we may in the future be required to defend our products or services in these proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000-related disputes, regardless of the merits of these disputes, and any liability we have for year 2000-related damages, including consequential damages, could substantially harm our business.

   In addition, we believe that the purchasing patterns of customers and potential customers may be affected by year 2000 issues, as companies expend significant resources to correct or upgrade their current software systems for year 2000 compliance and as they delay purchase of new systems that may not be year 2000 compliant. These expenditures may result in reduced funds available to purchase software products such as those we offer. To the extent year 2000 issues cause a significant delay in, or cancellation of, decisions to purchase our products or services, our business would be substantially harmed.

   We are currently reviewing our internal management information and other computer systems to identify any year 2000 problems, and are beginning to communicate with the external vendors that supply us with material software and information systems and with our significant suppliers to determine their year 2000 readiness. We have not completed our year 2000 investigation and overall compliance initiative.

   Costs. To date, we have not incurred any material costs directly associated with our year 2000 compliance efforts, except for compensation expenses associated with our salaried employees who have devoted some of their time to our year 2000 assessment and remediation efforts. We do not expect the total cost of year 2000 problems to be material to our business. However, during the months prior to the century change, we will continue to evaluate new versions of our software products, new software and information systems provided to us by third parties and any new infrastructure systems that we acquire to determine whether they are year 2000 compliant. Despite our current assessment, we may not identify and correct all significant year 2000 problems on a timely basis. Year 2000 compliance efforts may involve significant time and expense and unremediated problems could substantially harm our business. We currently have no contingency plans to address the risks associated with unremediated year 2000 problems.

   Risks. We are not currently aware of any year 2000 readiness problems relating to our internally-developed proprietary systems that would substantially harm our business. We may discover year 2000 readiness problems in these systems that will require substantial revision. In addition, third-party software, hardware or services incorporated into our material systems may need to be revised or replaced, all of which could be time-consuming and expensive. Our failure to fix or replace our internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could substantially harm our business. Moreover, our failure to adequately address year 2000 readiness issues in our internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

   In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control may not be year 2000 ready. The failure by these entities to be year 2000 ready could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing web sites.

   Contingency Plan. As discussed above, we are engaged in an ongoing year 2000 assessment and have not yet developed any contingency plans. The results of our year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans we adopt.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position, or SOP, 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 will be effective for our fiscal year ending April 30, 2000. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use including the requirement to capitalize and amortize specified costs. We do not expect the adoption of this standard to have a material impact on our results of operations, financial position or cash flows.

   In June 1998, the FASB issued Statement of Financial Accounting Standard, or SFAS, 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS 133 will be effective for our fiscal year ending April 30, 2001. The adoption of SFAS is not expected to have a material impact on our results of operations, financial position or cash flows in the foreseeable future.

Qualitative and Quantitative Disclosures About Market Risk

   We develop products in the United States and market our products in North America, and to a lesser extent in the Europe and Asia Pacific regions. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Because all of our revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is not a material risk exposure.

                                   BUSINESS

   The following description of Agile's business should be read in conjunction with the information included elsewhere in this Prospectus. This description contains forward-looking statements that involve risks and uncertainties. Agile's actual results could differ significantly from the results discussed in the forward-looking statements as a result of the factors set forth in "Risk Factors" and elsewhere in this Prospectus.

Overview

   Agile is a leading supplier of web-centric product content management software for use within and among enterprises in a manufacturing supply chain. Our suite of products is designed to improve the ability of supply chain members to communicate and collaborate with one another about new or changing product content. We believe that our products are well-suited for participants in web-connected outsourced supply chains, as well as those managing multi-site engineering, manufacturing, sales and distribution. Since June 1996, when we shipped our first product, we have licensed our products to approximately 300 customers in the computers and peripherals, components, consumer electronics, data networking and telecommunications equipment, electronics manufacturing, medical equipment and semiconductor equipment markets. Agile customers include Gateway, Texas Instruments, Philips Mobile Computing, Lucent Technologies, Solectron, GE Marquette Medical Systems and FSI International.

Industry Background

   The competitive environment for enterprises has intensified dramatically and expanded globally in recent years. This trend has been driven principally by productivity improvements arising from advances in technology and growing customer expectations for feature-rich products delivered quickly and at competitive prices. To remain competitive, enterprises are re-engineering their organizations to address these challenges.

   Many enterprises are shifting from traditional vertically-integrated manufacturing approaches, in which a manufacturer controls most phases of the manufacturing process from raw materials to finished goods, to a more horizontally-integrated manufacturing process with much or all of the manufacturing process outsourced to multiple companies as part of a supply chain. According to Technology Forecasters, Inc., the outsourcing market in electronics alone exceeded $89 billion in 1998 and is expected to grow to $178 billion in 2001.

   By outsourcing their production, some enterprises have created supply chains that are more efficient, dynamic and flexible than vertically-integrated manufacturing operations. Use of the outsourced supply chain has afforded enterprises the flexibility to choose best-of-breed suppliers and partners to make each link in the supply chain more competent, innovative and productive. As enterprises operate on a global basis, supply chains can span multiple continents, tying suppliers in one part of the world with a plant in another to serve customers in a third location. The end result is that enterprises can bring their products to market more efficiently while at the same time achieving higher levels of customer satisfaction.

   Managing the Outsourced Supply Chain

   A critical aspect of managing the horizontally-integrated outsourced supply chain is finding effective ways to store, access, and share information within the enterprise as well as with all supply chain partners during each stage of the production process. Different stages of the production process generate many complex types of data that need to be shared across the supply chain. There are many types of data and a potentially vast number of information flows that can occur in the production process.

   Product Design. During the product design stage, the enterprise must communicate large amounts of data within the enterprise as well as to supply chain partners. The enterprise begins by designating the content of the finished product with a list of components known as the bill of materials. The components on this list can be divided into two classes: "buy" or "make." For the "buy" components, also called off-the-shelf components, specifications for each part must be determined and information must be collected and analyzed to determine if the available components meet the required specifications. Once eligible components have been selected, the manufacturers of the parts are incorporated into the approved manufacturers list. For customized, or "make" components, other data are created, including:

  . assembly drawings, detailing precisely how the component should be fabricated;

  . work instructions, which guide the manual assembly process;

  . machine instructions, to drive automated manufacturing and assembly equipment;

  . art work, for processes such as printed circuit board fabrication;

  . schematics, for describing electronic components and assemblies; and

  . test instructions, which enable the suppliers and original equipment manufacturers to test for conformity to the manufacturer's specifications.


   New Product Introduction. Prior to volume production, the data created during the product design stage must be communicated to each relevant party in the supply chain. One of the complexities of the outsourced supply chain model is that supply chain members often have multiple discrete roles, including sourcing parts, fabrication, assembling components, testing and delivery. In addition, the manufacture of a product such as a personal computer can include several hundred suppliers. Ensuring that accurate product information is disseminated promptly and to the correct parties is one of the most difficult challenges for an enterprise employing the outsourced supply chain model. Further, suppliers may often discover constraints and/or opportunities for improvements during the prototyping and pilot production phases. This often prompts a flurry of product changes that requires rapid collaboration among supply chain partners to avoid delays and excessive start-up or inventory costs.

   Volume Production and Product Changes. Product specifications frequently change even during volume production. This can occur due to a number of reasons, including:

  . changes in design in response to customer requests or market conditions;

  . changes required to address a defect in the design or to improve the manufacturing process; and

  . changes in the costs or availability of components.

   The communication of information regarding product changes is a dynamic loop in which the supply chain must respond to market-dictated demands while also reacting to information being shared among supply chain partners. Whatever the reason for the change, executing it through the manufacturing process expeditiously and effectively, while minimizing cost, is a complex problem. To change a design requires:

  . creating an engineering change order;

  . developing the specifications required by the engineering change order;

  . securing the necessary approvals to effect the change; and

  . communicating the change to the supply chain.

   This problem is especially complex for enterprises operating in a market where product specifications or volume requirements may be changing continuously. For example, the requirements of a personal computer manufacturer that builds products to-order may change continuously during each day as information regarding orders is received from customers or its sales force.

   To address these challenges, many companies have implemented products such as supply chain management, electronic data interchange, product data management and enterprise resource planning. However, many of these products were not designed to interconnect multiple enterprises in a horizontally-integrated supply chain, and therefore do not fully address the need for supply chain collaboration. Electronic data interchange, while facilitating interconnection, is expensive to install and maintain and therefore is viable only to large organizations that can justify the cost. Other methods of communication and collaboration within the supply chain, including phone, paper-based solutions such as courier or fax, or e-mail or web page sources, are not linked in real-time and are slow, incomplete and often inaccurate.

   As product changes become more frequent and time to market increasingly becomes important, the ability to manage this process effectively becomes critical to an enterprise's competitiveness. An enterprise that can disseminate information quickly and accurately to the appropriate supply chain partners may be in a position to compete effectively. However, an enterprise that is agile and can effectively collaborate with its supply chain partners in real time can have an even larger competitive advantage. For example, through collaboration with its supply chain partners, an enterprise may learn that a component is not readily available due to lack of supply or that a new component is available which might substantially reduce costs or improve manufacturing efficiencies. Instead of continuing to rely on the originally selected component, the enterprise can respond by incorporating another component in the product design and notify partners before these components are incorporated into new products. By doing so, the enterprise has the opportunity to increase revenues by maintaining product availability or increase profits by taking advantage of lower cost components more quickly.

   Impact of the Internet

   Because the Internet is ubiquitous and provides a backbone for a platform independent communications network, it has created new and evolving ways for conducting commerce. The typical corporate web site is evolving from a mere repository for information regarding products into a medium for conducting business. According to Forrester Research, business-to-business electronic commerce is expected to grow to $1.3 trillion in 2003, accounting for more than 90% of the dollar value of electronic commerce in the United States. This market is expected to create substantial demand for Internet and intranet-based commerce applications. The market for applications that enable business-to-business electronic commerce is expected to reach $1.5 billion by 2002, according to Dataquest.

   Enterprises that have successfully implemented web-enabled customer interfaces now face the challenge of utilizing the Internet and intranets to gain the same level of increased efficiencies in their supply chain. A web-centric software solution can offer scalability, easier implementation, compatibility across diverse information technology platforms and reduced incremental infrastructure investments. However, many companies are wary of major software development projects due to the cost and complications of enterprise application development projects undertaken in recent years. To compete effectively, enterprises must implement a solution which will allow them to interactively communicate information related to product design, development and manufacturing within the enterprise and will allow them to collaborate with their supply chain partners. At the same time, enterprises want to be able to implement new software systems without the need to burden already over-taxed internal information technology staffs while avoiding costs of outside consulting and minimizing incremental infrastructure-related expenses.

The Agile Solution

   Agile is a leading supplier of web-centric product content management software for use among all supply chain members. Our products are designed to improve the ability of supply chain members to communicate and collaborate with one another about new or changing product content. Our solution is designed for use over the Internet, avoiding the need to depend upon traditional methods of interaction, and allows supply chain members to link to each other without requiring substantial investments in additional technology infrastructure. We have also designed our solution to allow for rapid implementation by enterprises with limited consulting assistance and by supply chain members with minimal technical expertise.

   We believe that our products are well-suited for participants in web-connected outsourced supply chains, as well as those managing multi-site engineering, manufacturing and sales and distribution. The Agile solution delivers the following benefits to enterprises and their supply chain partners:

   More Effective Revenue Capture. With the help of Agile Anywhere and the Internet, enterprises can respond more rapidly to changes in customer demand, component market condition and manufacturing capacities arising throughout the production cycle. This ability to effect change even during volume production allows Agile Anywhere users to adjust production strategies, enabling enterprises to produce what they can sell, rather than sell what they can produce. Agile Anywhere also enables enterprises to enhance their sales productivity by being first to market with the right product.

   More Cost-effective Production. The Agile Anywhere suite of products is designed to help enterprises increase throughput, reduce inventory and compress cycle times. Through effective collaboration, both time to market and design effectiveness can be improved. Enterprises can benefit by reducing design and production errors due to miscommunication within the supply chain, and can decrease operating inefficiencies incurred when obsolete parts are specified and incorrectly built products must be scrapped.

   More Rapid Return on Investment. Because Agile Anywhere is based on existing industry standards and does not require the implementation of custom data models, Agile Anywhere implementations can be completed in less time than required for traditional enterprise software applications which tend to require extensive customization.

The Agile Growth Strategy

   Our objective is to be the leading provider of business-to-business collaborative supply-chain applications to global enterprises. Key elements of our strategy include:

   Provide superior customer satisfaction. We expect to continue to build a highly referenceable customer base of market leaders in various vertical markets. We intend to continue to focus significant resources on customer satisfaction programs. We intend to continue to anticipate customer needs by introducing new product functionality and new technology platforms. We believe this focus can help create high levels of customer loyalty, which can provide follow-on sales opportunities and shorter sales cycles.

   Capitalize on network effects to expand our customer base. As users of Agile Anywhere deploy our software across their supply chains, additional supply chain members will be exposed to our solution and the functionality provided by our products. We believe that this exposure, which allows non-customer participants in the supply chain to benefit from our solutions first hand, creates a network effect that accelerates industry recognition and adoption of our products. As additional members of a supply chain deploy Agile Anywhere, the quality and timeliness of available information improves, which increases the value to each participant and helps drive greater usage.

   Pursue a vertical market strategy. Since inception, we have pursued a vertical market strategy, developing product features tailored for particular industries. To date, we have focused on various electronics market segments, including data communications, computers and peripherals, and the medical device market. We seek to further penetrate our current markets while addressing new vertical markets characterized by high rates of product change, short product cycles, and extensive supply chains.

   Continue to build upon technology leadership position. We intend to continue to pioneer new Internet business applications based on emerging standards supporting electronic commerce. For instance, we have leveraged the Java computer programming language to deliver a robust, powerful and rapidly deployable Internet business application to our customers. Further, we have taken the initiative to define a protocol for supply chains, Product Definition eXchange, or PDX, based on eXtensible Mark-up Language, or XML, and have submitted it to industry standards groups for approval. We intend to continue to lead technological innovation in the product content management market, offering our customers solutions designed to provide a rapid and high return on investment.

   Extend supply chain collaboration and functionality. We intend to extend our leadership position in supply chain collaboration by developing additional product content management functionality and applications. In addition, we intend to seek to develop new applications and services that leverage our existing product content management suite to address additional supply chain collaboration opportunities.

The Agile Suite of Products

   The Agile Anywhere suite of products provides a comprehensive web-centric business-to-business solution to the problem of product change collaboration across the manufacturing supply chain. Utilizing XML technology, Agile Anywhere will allow supply chain partners to share and collaborate on product content and changes in real time via the Internet. Agile Anywhere is designed to provide the scalability, security and open standards that are required in an electronic supply chain. At the core of the Agile Anywhere suite is the Agile eHub, which manages product content, processes and business rules. Users interact with the product content within the eHub via the My Agile portal. Enterprises that manage and create the product content interact with the Agile iCM client. Utilizing the Agile eXpress Viewer, product content can also be published to users anywhere throughout the supply chain. To complete the suite, Agile provides several integration products that import, export, and publish product content from or to existing design, manufacturing, finance, and supply chain systems. Following the initial implementation of Agile Anywhere, licenses for additional concurrent users and application-specific modules can be added to expand the scope of the manufacturer's implementations.

   Previously known as Agile Workplace, Agile Anywhere is the latest major release of our product suite. The Agile Anywhere suite and several of the underlying products and features have been renamed to reflect the integration of additional Internet standards, features and functionality. The Agile Anywhere suite was announced in June 1999 and is scheduled to ship in the quarter ending October 31, 1999. Agile Anywhere is designed to provide users additional scalability and security as well as new products and features including My Agile, Agile eXpress Viewer, Product Definition eXchange, and a software development kit. Agile Anywhere will be provided without additional charge to customers under a maintenance contract. In the interim, we will continue to ship our existing Agile Workplace suite.

   Agile eHub

   The foundation of the suite is Agile eHub. The Agile eHub is comprised of application services that enable users to define, store, change and manage product content information. Agile eHub incorporates our new caching and security technology and is designed to scale to accommodate the needs of supply chain partners of all sizes. It is also designed to facilitate fast, direct Internet access, and is easily implemented. Agile eHub includes one or more of the following server modules:

   Agile Product Definition Services manages parts, documents, bills of materials and drawings, in a web environment that provides fast, easy access to product content for all members of the supply chain.

   Agile Product Change Services automates the electronic routing, notification and sign-off processes that are associated with engineering changes. This functionality can result in reduced ordering errors and costs and improved cycle times associated with evaluating, approving and implementing changes.

   Agile AML Services enables enterprises to collaborate with supply chain partners on approved parts and manufacturers at the time of new product introduction as well as tracking changes throughout the manufacturing process.

   Agile Administrator enables enterprises to easily and rapidly configure and modify Agile Anywhere components without writing code. Agile Administrator speeds the implementation of the Agile Anywhere suite and minimizes maintenance time.

   Accessing Agile eHub

   Agile customers and their supply chain partners can gain access to product content for review or modification by the following:

   Agile iCM (Internet Content Manager) is designed for individuals who have responsibility for managing a product and its content through its entire lifecycle. This functionality is also provided through Agile CM, a Windows client.

   My Agile, a web portal, allows secure, personalized web access to product content that is stored in any Agile eHub. It is an intuitive, easy-to-use portal allowing users to link to any or all of their supply-chain information sources in a customizable interface and participate in product content related processes via the Internet. This product is expected to begin shipping in the quarter ending October 31, 1999.

   Agile eXpress Viewer allows supply chain partners to send and receive information in the PDX format. Agile eXpress Viewer will be available for downloading free of charge from the Agile web site. Agile eXpress Viewer is expected to be available in the quarter ending October 31, 1999.

   Agile Integration Products

   Product content information flows throughout the supply chain, and is published to or from Agile Anywhere and a variety of other design, manufacturing, finance and supply chain systems. Agile Anywhere integration products provide data exchange between systems to occur, as follows:

   Agile ChangeCAST publishes released engineering change orders, approved parts lists, approved manufacturers lists and bills of materials from Agile to separate enterprise resource planning systems.

   Agile Scan allows customers to scan drawings and documents into the Agile eHub database.

   Agile Import allows enterprises to import bills of materials produced in ASCII format or in Microsoft Excel, providing a consolidated database of product information.

   Agile Export provides a quick and easy method of exporting information to an ASCII file, allowing information in Agile Anywhere to be shared with other business applications.

   Agile Software Development Kit allows customers and partners to develop complementary applications integrating Agile Anywhere with design, manufacturing, customer service, supply chain or other legacy systems. The Agile Software Development Kit allows users to write applications in Java, Visual Basic and Visual C++. This product is expected to begin shipping in the quarter ending October 31, 1999.

   Initial implementations of the Agile Anywhere suite typically include the Agile eHub and one or more server modules such as the Product Definition Services, Product Change Services and AML Services, user licenses, and one or more of the integration products, in particular Agile ChangeCAST, and often a third-party adapter for other existing enterprise systems of the customer. Following the initial implementation, additional registered subscriber licenses and additional server modules may be purchased.

Customers

   To date, we have licensed our products to approximately 300 customers, predominantly within the electronics and medical device manufacturing industries. No customer accounted for more than ten percent of our total revenues in fiscal 1997, fiscal 1998 or fiscal 1999.

   The following is a representative list of our customers that to date have purchased over $50,000 of Agile products and services:

Datacom/Telecom
Equipment                       Computers and Peripherals      Medical Equipment
Alcatel Schweiz                 Diamond Multimedia Systems     EndoSonics
Aspect Telecommunications       Fujitsu Computer Products      GE Marquette Medical Systems
Brocade Communications Systems  Gateway                        Guidant
Lucent Technologies             Hitachi                        Hologic
Nortel Networks                 Iomega                         Humphrey Instruments
PairGain                        Packard Bell                   Visx
Xircom

Electronics Manufacturing       Components                     Semiconductor Equipment
EFTC                            Advanced Micro Devices         Credence Systems
Flextronics International       Micron Technology              Electro-Scientific Industries
Pemstar                         Reltec Communications          FSI International
Solectron                       Texas Instruments              Johnson Matthey Electronics
Xetel                           VLSI Technology                Strasbaugh

Consumer Electronics
3Com Palm Computing
Dolby Laboratories
Philips Mobile Computing
Scientific Atlanta
WebTV Networks

Product Technology and Architecture

   The Agile Anywhere product suite is designed upon open systems based on software industry standards for scalable Internet applications. The result is a low cost, low maintenance end-user business application that eliminates the need for complex custom or in-house development. Agile Anywhere is built on a web-centric architecture:

  . The core of our architecture is the Agile eHub, the application server, which currently runs on Microsoft NT. The application server is the intermediary between the iCM and My Agile web front-ends and the database, providing the necessary security for validation of the data, and the web server, which hosts the Internet access to Agile Anywhere. We use licensed encryption technology to maintain secure data when transported over the Internet.

  . The web front-ends are Java and html based applications that can run on versions of Microsoft Internet Explorer and Netscape Navigator. There is also a Windows thin client for users who prefer a native client, rather than a web browser interface. Operating systems supported include Windows 95, Windows 98, Windows NT and Sun Solaris. We follow the Microsoft standards for the Windows 95 and 98 CM clients, and Internet standards for the Java iCM front-end running within Microsoft Internet Explorer and Netscape Communicator. Our products can be integrated with more than 15 enterprise-resource planning systems including, among others, Oracle, J.D. Edwards and SAP.

  . The backend includes the database server, which is either Oracle or Microsoft SQL Server, and the Agile Internet File Server. We connect with Microsoft SQL Server through Open Database Connectivity, and Oracle's database through direct integration.

   We are certified in Windows Back-Office, Oracle CAI, as a Microsoft Solution Provider, and from Sun Microsystems Inc. in "100% Pure Java." The Agile Anywhere suite is enabled for both single-byte and double-byte localization, and has been localized for French. We intend to provide localization for additional languages.

   We have entered into platform alliances to ensure our products are based on industry standards and to enable us to take advantage of current and emerging technologies, including alliances with Sun Microsystems, Oracle and Microsoft. To promote development, definition, adoption, promotion and implementation of open standards that can be leveraged by Agile Anywhere, we work with several industry standards organizations such as the National Institute of Standards and Technology, National Electronics Manufacturing Initiative, Institute for Interconnecting and Packaging Electronic Circuits, RosettaNet, and World Wide Web Consortium. We are involved with Solectron, Marshall Industries, and other industry participants in an initiative to define an XML-based protocol called Product Definition eXchange.

Product Development

   Our product development objectives are to:

  . be innovative in developing solutions to remove complexity from supply chain collaboration;

  . develop products that require no custom code, contain reusable components and are easy to use, implement, maintain, and upgrade; and

  . adopt industry standard technologies.

   Our software development staff is divided into teams consisting of development engineers, project managers, quality assurance engineers, and technical writers. Working closely with our marketing department, we determine product functionality based upon market requirements, customer feedback, available technical support and customer engineering in addition to emerging technologies allowing us to develop additional features.

   We introduced our first product, Agile Configurator version 1.3, in June, 1996 and have subsequently released nine revisions, adding over a dozen new modules. During this time, the product has evolved from a 2-tiered client-server database application running on Oracle to a multi-tiered application supporting both Windows and Java clients, and both Oracle and Microsoft SQL Server databases. Our product development activities are focused on broadening the scalability and functionality of Agile Anywhere, enhancing scalability, and including application interfaces that allow customers to more easily integrate Agile Anywhere with other systems.

   Our research and development expenses were $2.5 million for fiscal 1997, $3.8 million for fiscal 1998 and $4.7 million for fiscal 1999, and we expect to continue to invest significantly in research and development in the future.

   We cannot be sure that we will complete our existing and future development efforts within our anticipated schedule or that our new and enhanced products will have the features to make them successful. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products. In addition, these new and enhanced products may not meet the requirements of the marketplace and achieve market acceptance. Furthermore, despite testing by us, our implementation partners and our customers, errors might be found in new products or in releases after shipment, resulting in loss of revenue or delay in market acceptance and sales, diversion of development resources, injury to our reputation or increased service and warranty costs.

Sales and Marketing

   Our sales and marketing organization is responsible for identifying and developing vertical markets as well as identifying and notifying our research and development staff of customer product requirements. We market and sell our products primarily through our direct sales force located at our headquarters in San Jose, California, and at regional and local sales offices in the United States and at one office in France. Our direct sales force consists of Major Account Executives who focus entirely on our major accounts, Senior Account Executives who focus on specific geographic territories, and Emerging Technology Manufacturers Account Executives who focus on emerging and smaller-sized companies. We also market and sell through our direct telesales and telemarketing representatives. Sales engineers at most regional offices provide pre-sales technical support. We intend to expand our domestic and international direct sales force significantly by expanding into additional geographic locations. We are also in the early stages of complementing our direct sales force, particularly internationally, through additional distribution channels, including non-exclusive distributors, integrators and consulting partners.

   To support our direct sales efforts and to actively promote our Agile brand, we engage in a variety of marketing activities. These include co-marketing strategies with our existing business partners, targeting additional strategic relationships, managing and maintaining our web site content, advertising in industry and other publications, conducting public relations campaigns and establishing and maintaining relationships with recognized industry analysts. We also actively participant in manufacturing-related trade shows.

   A critical element of our sales strategy is to establish strategic marketing alliances to promote sales and marketing of our products, as well as to increase product interoperability. We also pursue strategic services alliances with consulting and integration firms to implement our software, provide customer support services, create customized customer presentations and demonstrations and endorse our products during the evaluation stage of the sales cycle. We believe that our relationships with these partners may shorten our sales cycle because partners have generated and qualified sales leads, made initial customer contacts and assessed needs prior to our introduction. Our current implementation service partners include Siemens and Origin Technology in Business.

Customer Service and Support

   Consulting and Implementation. We offer services, primarily on a fixed-price basis, to assist in implementation planning, product installation, implementation assistance, legacy data loading and effectiveness audits. To facilitate and enhance the integration of our products, we have alliances for integration of our products with existing design, manufacturing, finance and supply chain systems. This approach allows us to focus on our core competencies and leverage our partners' domain knowledge, which helps reduce time to market both for us and our customers.

   Customer Support. We believe that responsive technical support is a requirement for our continued growth. We provide technical support and product upgrades through our annual maintenance program. Customers generally purchase the first year of support at the time they initially license a product. After the initial term, support may be renewed on an annual or multi-year basis. Customer support is offered by telephone, email, fax and Internet-based support that features frequently asked questions, technical alerts, product upgrades and updates, problem reporting and analysis, and self-help through our on-line knowledge base. In addition, our consulting and implementation partners provide customer support and maintenance in some instances.

   Training. We offer a variety of classes and related materials to train our customers on system administration, upgrades and new releases. These classes are also available as part of our Train the Trainer program. Training classes are offered at our headquarters in San Jose, California, at customer sites, and at other locations. To improve access to our explanatory materials, we offer on-line documentation contained on the compact discs for our products and from our web site for all our products. We also offer on-line help for the majority of our products. Customers can purchase additional documentation via our web site.

Competition

   The market for product content management software is new, highly fragmented, rapidly changing and increasingly competitive. We expect competition to persist and intensify, which could result in price reductions, reduced gross margins and loss of market share, any one of which could seriously harm our business. Competitors vary in size and in the scope and breadth of the products and services offered.

   We believe that our ability to compete depends on many factors both within and beyond our control, including:

  . the performance, functionality, price, reliability and speed of implementation of our solutions;

  . the timing and market acceptance of new products and product enhancements to our Agile Anywhere suite of products;

  . the quality of our customer service; and

  . the effectiveness of our sales and marketing efforts.

   We currently face three primary sources of competition:

  . in-house development efforts by potential customers or partners;

  . vendors of engineering information management software, such as Parametric Technology Corporation, Dassault Systemes S.A., Structural Dynamics Research Corporation and Unigraphics Solutions, Inc.; and

  . developers of general purpose groupware software addressing only limited technology components of engineering change management, including companies such as Novell, Inc. and Lotus Development Corporation.

   In addition, we face potential competition from providers of enterprise software who seek to extend the functionality of their products, such as Oracle Corporation, SAP A.G., i2 Technologies, Inc., Aspect Development, Inc. and Baan Company N.V.

   Many of our actual or potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and therefore may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged to gain market share to our detriment. These competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies, and offer more attractive terms to purchasers than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition may increase as a result of industry consolidation. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

Proprietary Rights

   Our success and ability to compete depend upon our proprietary technology. We rely on patent, copyright, trade secret and trademark law to protect our proprietary information. We also typically enter into agreements with our employees, consultants and customers to control their access to and distribution of our software, documentation and other proprietary information. Nevertheless, a third party could copy or otherwise obtain our software or other proprietary information without authorization, or could develop software competitive to ours. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around patents that may be issued to us or our other intellectual property. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and we expect that it will become more difficult to monitor the use of our products if we increase our international presence.

   We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. We depend on third-party licenses, including licenses for our servers, encryption and security software. If we cannot maintain licenses to this third-party software at an acceptable cost, shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could substantially harm our business, operating results and financial condition.

   There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that, in the future, third parties may claim that we or our current or potential future products infringe their intellectual property. We expect that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. If our products were found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements in order to continue to be able to sell our products. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

Employees

   As of April 30, 1999, we had a total of 156 employees. Of this total, 37 were in engineering, 51 in sales and marketing, 46 in professional services, including technical support and customer training, and 22 in finance and administration. We also retain independent contractors to support activities such as our professional services and product development. Our success depends on our ability to attract and retain qualified, experienced employees. None of our employees are represented by a collective bargaining unit, and we have never experienced a work stoppage. We consider our relations with our employees to be good.

Facilities

   Our headquarters are currently located in a leased facility in San Jose, California, consisting of approximately 43,000 square feet under a lease expiring in 2002 with expansion and renewal options, of which approximately 12,000 square feet is currently sublet to other tenants on short-term subleases. We also lease offices for sales and service personnel in eight locations in the United States as well as in Paris, France. We believe our current facilities will be adequate to meet our needs for the foreseeable future.

Legal Proceedings

   We are currently involved in litigation with a Southern California based systems integration company that filed a complaint against us in the Superior Court for the State of California, County of Orange, on February 19, 1999. The complaint alleges our interference with prospective economic advantage and unfair business practices in connection with our quote for services to one of our customers. We have responded by filing an answer that denies all allegations. The lawsuit seeks unspecified compensatory and punitive damages as well as injunctive relief. We believe that we have strong defenses to the alleged claims, intend to defend ourselves vigorously, and after consideration of the nature of the claims do not believe that resolution of this matter will harm our business. However, due to the inherently uncertain nature of litigation and the fact that discovery has yet to take place, we cannot determine the possible loss, if any, that we may ultimately incur either in the context of a trial or as a result of a negotiated settlement. Our defense of this litigation, regardless of its outcome, could result in the expenditure of significant financial and managerial resources.

                                  MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors and their ages as of June 15, 1999 are as follows:

Name                     Age Position
----                     --- --------
Bryan D. Stolle.........  41 Chairman of the Board, Chief Executive Officer, President and Director
Thomas P. Shanahan......  52 Executive Vice President, Chief Financial Officer, Secretary and Director
Carol B. Schrader.......  43 Vice President, Marketing
Dorothy O. Wise.........  38 Vice President, Development
Klaus-Dieter Laidig.....  57 Director
Michael Moritz..........  44 Director
James L. Patterson......  61 Director
Nancy S. Schoendorf.....  44 Director

   Bryan D. Stolle is a co-founder of Agile and has served as our President and Chief Executive Officer and a member of our board of directors since our inception in March 1995. From 1987 to 1994, Mr. Stolle served as Director of Product and Strategic Marketing at Sherpa Corporation, a developer of enterprise product data management software. From 1983 to 1987, Mr. Stolle served as Marketing Officer at Rexcom Systems, a software company co-founded by Mr. Stolle. Mr. Stolle received a B.A. in Business Administration and an M.B.A. from the University of Texas at Austin.

   Thomas P. Shanahan is a co-founder of Agile and has been a member of our board of directors since our inception in March 1995. Since November 1997, Mr. Shanahan has served as Agile's Executive Vice President and Chief Financial Officer. From 1994 to 1997, Mr. Shanahan served as Vice President and Chief Financial Officer of Digital Generation Systems, Inc., a provider of electronic and physical distribution of audio and video spot advertising. From 1993 to 1994, Mr. Shanahan served as Chief Financial Officer of Sherpa Corporation. Mr. Shanahan received a B.A. in Economics from Stanford University and an M.B.A. from Harvard University.

   Carol B. Schrader has served as Agile's Vice President of Marketing since October 1997. In 1997, Ms. Schrader served as an independent consultant with Killarney Group. From 1995 to 1997, Ms. Schrader served as Director, Industry Development at Documentum, Inc., a provider of web content management solutions. From 1990 to 1995, Ms. Schrader served as Director, Market Development at Sherpa Corporation. Ms. Schrader received a B.A. in Business Management from Clarke College.

   Dorothy O. Wise has served as Agile's Vice President of Development since March 1996. From 1994 to 1996, Ms. Wise served as Vice President, Quattro Pro Business Unit, at Novell, Inc., a provider of network services operating system software. Ms. Wise received a B.S.E. in Electrical Engineering and Computer Science from Princeton University.

   Klaus-Dieter Laidig has served as a director of Agile since 1998. Mr. Laidig has served as a management consultant with Laidig Business Consulting GmbH since 1998. From 1984 to 1997, Mr. Laidig served as General Manager of Hewlett-Packard GmbH. Mr. Laidig currently serves as a director of SAP AG, Henninger Braeu AG and several privately held companies. Mr. Laidig received an M.B.A. from the Pforzheim University of Applied Sciences in Germany.

   Michael Moritz has served as a director of Agile since 1996. Mr. Moritz has been a general partner of Sequoia Capital, a venture capital firm, since 1986. Mr. Moritz serves as a director of eToys, Inc., Flextronics International Ltd., Yahoo! Inc. and several additional private companies. Mr. Moritz received an M.A. from Christ Church, Oxford.

   James L. Patterson has served as a director of Agile since 1996. Mr. Patterson has been an independent consultant since 1989. Mr. Patterson currently serves as a director of Latitude Communications, Inc., a provider of integrated voice and data conferencing solutions, and several privately held companies. Mr. Patterson received a B.S. in Electrical Engineering from the University of Colorado.

   Nancy S. Schoendorf has served as a director of Agile since 1995. Ms. Schoendorf has been a general partner of Mohr, Davidow Ventures, a venture capital firm, since 1994, and a Managing Partner since 1997. Prior to joining Mohr, Davidow Ventures, Ms. Schoendorf spent 17 years in the computer industry including management positions with Hewlett-Packard, Software Publishing Corporation and Sun Microsystems. Ms. Schoendorf currently serves as a director of Actuate Software Corp., a provider of enterprise reporting software solutions and several privately held companies. Ms. Schoendorf received a B.S. in Computer Science from Iowa State University and an M.B.A. from Santa Clara University.

Board Committees

   Audit Committee. The board of directors has established an audit committee consisting of Mr. Laidig and Mr. Moritz. The audit committee reviews with Agile's independent accountants the scope and timing of their audit services and any other services that they are asked to perform, the independent accountants' report on our consolidated financial statements following completion of their audit, and our policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee makes annual recommendations to our board of directors for the appointment of independent accountants for the ensuing year.

   Compensation Committee. The board of directors has established a compensation committee consisting of Mr. Patterson and Ms. Schoendorf. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for Agile's officers and employees and administers Agile's employee benefit plans.

Director Compensation

   Our directors do not receive any cash compensation for their services as directors but are reimbursed for their reasonable travel expenses in attending meetings of the board of directors. Our directors are eligible to participate in our 1995 Stock Option Plan and employee-directors will be able to participate in our 1999 Employee Stock Purchase Plan. Mr. Laidig received an option to purchase 50,000 shares of common stock at an exercise price of $2.65 per share when he joined the board of directors in November, 1998.

Compensation Committee Interlocks and Insider Participation

   No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other committee, and no such relationship has existed in the past. Prior to the creation of our compensation committee in May 1999, all compensation decisions were made by our full board. Neither Mr. Stolle nor Mr. Shanahan participated in discussions by our board with respect to his compensation.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

   None of our executive officers is employed under an employment agreement with significant contractual severance provisions. However, if any of our executives is terminated without cause during the eighteen months following a change of control, then vesting of all options to purchase our common stock held by these employees will accelerate.

Executive Compensation

   The following table presents information regarding the compensation paid to our chief executive officer and each of our other highest-paid compensated executive officers whose total salary and bonus exceeded $100,000 for the fiscal year ended April 30, 1999:

                          Summary Compensation Table

                                                     Long Term
                                       Annual       Compensation
                                    Compensation       Awards
                                  ---------------- --------------
                                                     Securities
                                                     Underlying     All Other
Name and Principal Position        Salary   Bonus  Options/SARs(#) Compensation
---------------------------       -------- ------- --------------  ------------
Bryan D. Stolle.................. $159,997 $50,000    125,000         $4,000
 Chairman and Chief Executive
  Officer

Thomas P. Shanahan...............  146,664  29,735     25,000             --
 Chief Financial Officer

Carol B. Schrader................  114,000  19,000     32,000             --
 Vice President, Marketing

Dorothy O. Wise..................  138,000  41,669     25,000             --
 Vice President, Development

Option Grants in Last Fiscal Year

   The following table designates each grant of stock options during fiscal 1998 to our chief executive officer and each of our other highest-paid executive officers. All of these options were granted under our 1995 Stock Option Plan. Each of these options has been exercised, but the shares purchased under these options are subject to repurchase by us at the original exercise price paid per share upon the optionee's cessation of service with us prior to vesting of the shares. Our repurchase right lapses and the optionee vests in 20% of his or her option shares upon completion of 12 months of service from the vesting start date and vests in the balance in a series of equal monthly installments over the next four years of service. Vesting of the option shares will fully accelerate upon a change in our control and involuntary termination of the employee's services during the subsequent
18 months.

   The percentages in the column entitled "Percent of Total Options Granted to Employees in Fiscal 1999" are based on an aggregate of 978,275 options granted to our employees under our 1995 Stock Option Plan during the fiscal year ended April 30, 1999. The exercise price of each option is equal to the fair market value of our common stock as determined by the board of directors on the date of grant, taking into account the purchase price paid by investors for shares of our preferred stock, the liquidation preferences and other rights, privileges, and preferences associated with the preferred stock and an evaluation by the board of directors of our revenues, operating history and prospects.

   The potential realizable value is calculated based on the ten-year term of the option at the time of grant. For purposes of these columns, we assumed stock price appreciation of 5% and 10% as required by the Securities and Exchange Commission. These rates of appreciation do not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the options and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

                                                                              Potential
                                                                          Realizable Value
                                                                          at Assumed Annual
                                                                           Rates of Stock
                                                                                Price
                                                                          Appreciation for
                                         Individual Grants                   Option Term
                            --------------------------------------------- -----------------
                            Number of   Percent of
                            Securities Total Options
                            Underlying  Granted to   Exercise
                             Options   Employees in    Price   Expiration
   Name                      Granted    Fiscal 1999  ($/Share)    Date       5%       10%
   ----                     ---------- ------------- --------  ---------- -------- --------
   Bryan D. Stolle.........   33,333        3.4%      $3.00      3/26/09  $ 62,889 $159,373
                              91,667        9.4        3.00      3/26/09   172,947  438,281
   Thomas P. Shanahan......   25,000        2.6        2.50      8/25/08    39,306   99,609
   Carol B. Schrader.......   22,000        2.3        2.35       7/8/08    32,514   82,396
                              10,000        1.0        2.65     11/17/08    16,666   42,234
   Dorothy O. Wise.........   25,000        2.6        2.65     11/17/08    41,664  105,585

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table presents for our chief executive officer and each of our other highest-paid executive officers the number of options exercised during the fiscal year ended April 30, 1999 and the number and value of securities underlying unexercised options that are held by our chief executive officer and each of our other highest-paid executive officers as of April 30, 1999. Each of the options listed in the table is immediately exercisable. The shares purchased under the options may be repurchased by us at the original exercise price paid per share if the optionee ceases service with us before vesting in the shares. The heading "Vested" refers to shares no longer subject to repurchase; the heading "Unvested" refers to shares subject to repurchase as of April 30, 1999. The numbers in the column entitled "Value of Unexercised In-the-Money Options at April 30, 1999" are based on the fair market value of our common stock of $3.00 at April 30, 1999, as determined by our board of directors, less the exercise price payable for these shares.

                                                        Number of
                                                       Securities         Value of
                                                       Underlying        Unexercised
                                                       Unexercised      In-The-Money
                              Shares                   Options at        Options at
                            Acquired on              April 30, 1999  April 30, 1999 ($)
                             Exercise      Value     --------------- ---------------------
                                (#)     Realized ($) Vested Unvested  Vested    Unvested
                            ----------- ------------ ------ -------- --------  -----------
   Bryan D. Stolle.........       --           --      --   175,000        --      $77,500
   Thomas P. Shanahan......       --           --      --    25,000        --       12,500
   Carol B. Schrader.......   22,000      $51,700      --    10,000        --        3,500
   Dorothy O. Wise.........       --           --      --    25,000        --        8,750

Stock Plans

   1995 Stock Option Plan. Our 1995 stock option plan was approved by our board of directors in May 1995 and by our stockholders in January 1996. The plan provides for the grant of incentive stock options, within the meaning of
Section 422 of the Internal Revenue Code, to employees, and for grants of nonstatutory stock options and stock issuances to employees, including officers, non-employee directors and consultants.

   The plan is currently administered by the compensation committee. Subject to the provisions of the plan, the board or its committee has the authority to select the persons to whom options or stock issuances are granted and determine the terms of each option or stock issuance, including:

  . the number of shares of common stock covered by the option or stock issuance;

  . when the option becomes exercisable or when the stock issuance vests;

  . the per share option exercise price, which in the case of incentive stock options must be at least equal to the fair market value of a share of common stock on the grant date or 110% of such fair market value for incentive stock options granted to 10% stockholders, and, in the case of nonstatutory stock options, must be at least 85% of the fair market value of a share of common stock on the grant date; and

  . the duration of the option, which for incentive stock options may not exceed ten years, or, with respect to incentive stock options granted to 10% stockholders, five years.

   Generally, options granted under the plan are immediately exercisable. Options and stock issuances granted under the plan generally vest over five years, although the board or its committee may specify a different vesting schedule for a particular grant. Options granted under the plan are non-transferable other than by will or the laws of descent and distribution; provided, however that the board or its committee may provide that nonstatutory stock options are transferable for estate planning purposes, subject to applicable law. Unvested shares issued pursuant to a stock issuance are generally non-transferrable.

   In the event of a change in control of Agile, the acquiring or successor corporation may either assume the outstanding options granted under the plan or replace the options with a cash incentive program that is paid out in accordance with the original vesting schedule and that preserves the spread on the unvested shares subject to the options. If the options or stock issuances are not assumed or replaced by the acquiring or successor corporation, then the shares subject to each option outstanding under the plan at the time of the change in control shall automatically vest in full, and then expire.

   Currently, the maximum number of shares issuable under the plan is 5,375,000. The share reserve will automatically be increased on the first day of each fiscal year beginning on and after May 1, 2000 by the lesser of 500,000 shares per year, 5% of the number of shares of our common stock that was issued and outstanding on the last day of the preceding fiscal year, or a lesser number of shares determined by the board of directors. As of April 30, 1999, 2,127,880 shares have been issued upon the exercise of options, options to purchase a total of 1,159,725 shares at a weighted average exercise price of $2.12 per share were outstanding and 2,245,025 shares were available for future option grants.

   1999 Employee Stock Purchase Plan. The board of directors adopted, subject to stockholder approval, our 1999 employee stock purchase plan in June 1999. We have reserved a total of 500,000 shares of common stock for issuance under the 1999 employee stock purchase plan, none of which have been issued as of the effective date of this offering. The share reserve will automatically be increased on May 1, 2000 and on each May 1 thereafter until and including May 1, 2009, by an amount equal to the lesser of 500,000 shares per year, 2% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as determined by the board of directors.

   The employee stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code. The plan will be administered by our compensation committee. Employees, including officers and employee directors, of Agile or any subsidiary designated by the board for participation in the plan, are eligible to participate in the plan if they are customarily employed for more than 20 hours per week and more than five months per year. Eligible employees may begin participating at the start of any offering period.

   The first offering period will run for approximately 24 months and will be divided into four consecutive purchase periods of approximately six months. The first offering period and the first purchase period commence on the date of this prospectus and will terminate on the last day of August, 2001. Subsequent offering periods will generally have a duration of approximately 6 months. Offering periods after the initial offering period will commence on the first day of March and September of each year. The board may change the dates or duration of one or more offering periods, but no offering may exceed 27 months.

   The employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions at a price no less than 85% of the lower of the fair market value of the common stock on (a) the first day of the offering, or (b) the purchase date. Participants generally may not purchase more than 1,000 shares in a six-month offering period or stock having a value greater than $25,000 in any calendar year as measured at the beginning of the offering period. In the event of a change in control of Agile, the board may accelerate the purchase date of the then current offering period to a date prior to the change in control, unless the acquiring or successor corporation assumes or replaces the purchase rights outstanding under the employee stock purchase plan. Our board of directors may amend or terminate the 1999 employee stock purchase plan at any time.

401(k) Plan

   Agile provides a tax-qualified employee savings and retirement plan, commonly known as a 401(k) plan, which covers its eligible employees. Pursuant to the 401(k) plan, employees may elect to reduce their current annual compensation up to the lesser of 20% or the statutorily prescribed annual limit, which is $10,000 in calendar year 1999, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan does not currently permit additional matching contributions to the 401(k) plan by Agile on behalf of the participants in the 401(k) plan. The 401(k) plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by Agile or its employees to the 401(k) plan, and income earned on such contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by Agile, if any, will be deductible by Agile when made. The trustee of the 401(k) plan invests the assets of the 401(k) plan in the various investment options as directed by the participants.

Limitation of Liability and Indemnification

   As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  . any breach of the directors duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

  . any transaction from which the director derived an improper personal benefit.

   Our certificate of incorporation allows us to indemnify our officers, directors and other agents to the full extent permitted by Delaware law. We intend to enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by in Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

  . indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

  . advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

  . obtain directors and officers insurance.

   Our bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law.

   At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                             CERTAIN TRANSACTIONS

   Since May 1, 1996 there has been no transaction or series of transactions to which we were a party involving $60,000 or more and in which any director, executive officer or holder of more than 5% of our capital stock had a material interest other than the transactions described below.

Sales of Preferred Stock to Insiders

   Since inception in March 1995, we have issued shares of preferred stock, in private placement transactions to the following persons who are executive officers, directors or principal stockholders of Agile:


                          Series A  Series B  Series C  Series D  Series E  Series F
                          Preferred Preferred Preferred Preferred Preferred Preferred
Investor                    Stock     Stock     Stock     Stock     Stock     Stock
--------                  --------- --------- --------- --------- --------- ---------
Entities affiliated with
 Sequoia Capital........   150,000         -- 2,275,000  322,000   334,672   148,148
Entities affiliated with
 Mohr, Davidow
 Ventures...............    30,000  2,825,000 1,225,000  448,000   565,424    74,074
Entities affiliated with
 Accel Partners.........   140,000         --        --  580,000    85,893   222,222
Entities affiliated with
 James L. Patterson.....        --         --    75,000       --    14,011    14,816
Affiliates of Bryan D.
 Stolle.................   185,000         --        --       --        --        --
Thomas P. Shanahan......    85,000         --        --       --        --        --

   The preferred stock purchased by these directors and affiliates was purchased on the same terms and conditions as the preferred stock purchased by other investors. The preferred stock is convertible into common stock at the rate of one share of common stock for each share of preferred stock.

   In April, 1995, we issued a total of 1,150,000 shares of Series A preferred stock and in May 1995 we issued 82,500 shares of Series A Preferred Stock at a purchase price of $.10 per share. The purchasers of the Series A Preferred Stock originally included various private individuals including Thomas P. Shanahan, Chief Financial Officer and a director of Agile, and relatives of Bryan Stolle, Chairman and Chief Executive Officer of Agile. Subsequently, entities affiliated with Sequoia Capital, Mohr, Davidow Ventures and Accel Partners purchased the shares of Series A preferred stock reflected in the table above from some of these private individuals.

   In June 1995, we issued a total of 2,937,995 shares of Series B preferred stock at a purchase price of $.354 per share. In January 1996, we issued 3,500,000 shares of Series C preferred stock and in October 1996 we issued 75,000 shares of Series C preferred stock at a purchase price of $1.16 per share. In February 1997, we issued 1,350,000 shares of Series D preferred stock at a purchase price of $2.964 per share. In November 1997, we issued 1,000,000 shares of Series E preferred stock at a purchase price of $5.00 per share. In June 1998, we issued 1,777,778 shares of Series F preferred stock at a purchase price of $6.75 per share.

   The entities affiliated with Sequoia Capital are together considered a greater than 5% stockholder of Agile. Mr. Michael Moritz, a director of Agile, is a general partner of Sequoia Capital. Entities affiliated with Mohr, Davidow are together considered a greater than 5% stockholder of Agile. Ms. Nancy Schoendorf, a director of Agile, is a general partner of Mohr, Davidow. Entities affiliated with Accel Investors are together considered a greater than 5% stockholder of Agile. Mr. James Patterson is a director of Agile, Mr. Bryan Stolle is Chairman and Chief Executive Officer of Agile, and Mr. Thomas Shanahan is Chief Financial Officer and a director of Agile.

Loans to Executive Officers and Directors

   On November 17, 1997, we loaned $31,800 to Carol B. Schrader, our Vice President, Marketing, in connection with the purchase of 53,000 shares of our common stock for $.60 per share upon exercise of stock options. The note accrues interest at the rate of 6.14% per year and is due on November 17, 2001. On August 4, 1998, we loaned $51,700 to Ms. Schrader, in connection with the purchase of 22,000 shares of our common stock for $2.35 per share upon exercise of stock options. This note accrues interest at the rate of 5.68% per year, and is due on August 4, 2003. On November 17, 1997, we loaned $5,475 to Eric Schrader, an affiliate of Carol Schrader, in connection with the purchase of 9,125 shares of our common stock for $.60 per share upon exercise of stock options. The note accrues interest at the rate of 6.14% per year and is due on November 17, 2001. The principal amounts of each of these notes remain outstanding. Each of these loans are full recourse and secured by a pledge of the stock purchased upon exercise of the stock option.

   On June 1, 1999, we loaned $132,500 to Klaus-Dieter Laidig, one of our directors, in connection with the purchase of 50,000 shares of our common stock for $2.65 per share upon exercise of stock options. The note accrues interest at the rate of 4.84% per year, and is due on June 1, 2004. The principal amount of the note remains outstanding. This loan is full recourse and is secured by a pledge of the stock purchased upon exercise of the stock option.

   All loan amounts outstanding as of April 30, 1999 are reflected as a reduction of equity in the consolidated balance sheet.

Recent Option Grants

   On May 7, 1999, our board of directors granted to the following executive officers options to purchase shares of common stock at an exercise price per share of $5.00:

    . Mr. Shanahan received an option to purchase 25,000 shares;

    . Ms. Schrader received an option to purchase 45,000 shares; and

    . Ms. Wise received an option to purchase 15,000 shares.

Indemnification

   We intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Management--Limitation of Liability and Indemnification."

Conflict of Interest Policy

   We believe that all transactions with our directors, officers and principal stockholders described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. A majority of the disinterested outside directors on our board of directors approves all transactions between Agile and our officers, directors, principal stockholders and their affiliates. Any similar transactions will continue to be on terms no less favorable to us than we could have obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth the beneficial ownership of our common stock as of April 30, 1999 and as adjusted to reflect the sale of the shares of common stock offered hereby by:

  . the chief executive officer, each of the executive officers named in the summary compensation table and each of Agile's directors;

  . all executive officers and directors as a group; and

  . each person or entity who is known by Agile to beneficially own more than 5% of Agile's outstanding common stock.

   Unless otherwise indicated, the address for each of the named individuals is c/o Agile Software Corporation, One Almaden Boulevard, San Jose, California 95113-2211. Except as otherwise indicated, and subject to applicable community property laws, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

   Applicable percentage ownership in the table is based on 16,133,298 shares
of common stock outstanding as of April 30, 1999 and     shares outstanding
immediately following the completion of this offering, assuming the underwriters' over-allotment option is not exercised, and assuming the exercise of a warrant to purchase 60,000 shares of preferred stock and the conversion of all shares of preferred stock into common stock. Of the total shares outstanding, 963,606 shares are subject to our right of repurchase. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of April 30, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Entries denoted by an asterisk represent an amount less than 1%.

                                                     Shares       Percentage
                                                  Beneficially   Beneficially
                                                     Owned           Owned
                                                  ------------ -----------------
                                                               Prior to  After
Name and Address of Beneficial Owner                 Number    Offering Offering
------------------------------------              ------------ -------- --------

Bryan D. Stolle(1)...............................  1,020,500      6.3%

Thomas P. Shanahan(2)............................    410,000      2.5

Dorothy O. Wise(3)...............................    228,000      1.4

Carol B. Schrader(4).............................    135,000        *

James L. Patterson(5)............................    153,827        *

Nancy J. Schoendorf(6)...........................  5,280,493     32.7
  c/o Mohr, Davidow Ventures
  2775 Sand Hill Road
  Building 1, Suite 240
  Menlo Park, CA 94025

Michael Moritz(7)................................  3,229,820     20.0
  c/o Sequoia Capital
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, CA 94025
Klaus-Dieter Laidig(8)...........................     50,000        *

                                                   Shares       Percentage
                                                Beneficially   Beneficially
                                                   Owned           Owned
                                                ------------ -----------------
                                                             Prior to  After
Name and Address of Beneficial Owner               Number    Offering Offering
------------------------------------            ------------ -------- --------


Entities associated with Mohr Davidow
 Ventures(9)...................................   5,280,493    32.7%
  2775 Sand Hill Road
  Building 1, Suite 240
  Menlo Park, CA 94025

Entities associated with Sequoia Capital(10)...   3,229,820    20.0
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, CA 94025

Entities associated with Accel Partners(11)....   1,028,115     6.4
  428 University Avenue
  Palo Alto, CA 94301

All executive officers and directors
  as a group (8 persons)(12)...................  10,582,765    64.5

--------
 (1) Includes 18,750 shares held by Bryan D. Stolle as Custodian for Jacob N. Stolle under UCAUTMA and 18,750 shares held by Bryan D. Stolle as Custodian for Wilson E. Stolle under UCAUTMA. Also includes
     175,000 shares subject to options exercisable within 60 days of April 30, 1999.

 (2) Includes 81,563 shares subject to a right of repurchase in favor of Agile which lapses over time. Also includes 15,000 shares held by Thomas P. Shanahan as Custodian for Thomas A. Shanahan, 15,000 shares held by Thomas P. Shanahan as Custodian for Kelly J. Shanahan, and 15,000 shares held by Thomas P. Shanahan as Custodian for Patrick L. Shanahan, and 340,000 shares held by Thomas P. Shanahan and Robyn Lynn Shanahan, Trustees of the Shanahan Family Trust u/d/t dated April 15, 1997. Also includes 25,000 shares subject to options exercisable within 60 days of April 30, 1999.

 (3) Includes 70,000 shares subject to a right of repurchase in favor of Agile which lapses over time. Also includes 25,000 shares subject to options exercisable within 60 days of April 30, 1999.

 (4) Includes 55,125 shares subject to a right of repurchase in favor of Agile which lapses over time. Also includes 10,000 shares subject to options exercisable within 60 days of April 30, 1999, and 50,000 shares held by Eric Schrader.

 (5) Includes 73,011 shares held directly by James L. Patterson, 34,800 shares held by The Patterson Grandchildren's Trust, of which James L. Patterson is trustee, and 14,816 shares held by The Patterson Family Trust, of which James L. Patterson is trustee. Also includes 2,200 shares held by Mark R. Patterson, 2,200 shares held by Matthew S. Patterson, 2,200 shares held by Michael J. Patterson, 12,300 shares held by Steven C. Patterson Irrevocable Trust dated October 18, 1994, Mark R. Patterson, Trustee, and 12,300 shares held by Paul R. Patterson Irrevocable Trust dated October 18, 1994, Mark R. Patterson, Trustee, all of which Mr. James Patterson disclaims beneficial ownership.

 (6) Ms. Schoendorf is a general partner of Mohr, Davidow and is a director of Agile. Represents 216,284 shares held by MDV IV Entrepreneurs Network Fund, L.P., and 5,064,209 shares held by Mohr, Davidow Ventures IV, L.P. Ms. Schoendorf disclaims beneficial ownership of shares held by these entities, except to the extent of her proportional interest arising from her partnership interest in Mohr, Davidow.

 (7) Mr. Moritz is a general partner of the general partners of the entities affiliated with Sequoia Capital and is a director of Agile. Represents 109,880 shares held by Sequoia 1995, 2,080 shares held by Sequoia 1997, 318,074 shares held by Sequoia Capital Growth Fund, 2,631,214 shares held by Sequoia Capital VI, 20,302 shares held by Sequoia Technology Partners III, 144,572 shares held by Sequoia Technology Partners VI, and 3,698 shares held by SQP 1997. SC VIII Management, LLC exercises investment and voting power over the shares held by

   Sequoia 1997. Mr. Moritz disclaims beneficial ownership of shares held by these entities, except to the extent of his proportional pecuniary interest arising from his partnership interest in the general partner of the general partners of the entities affiliated with Sequoia Capital. Mr. Moritz does not hold sole voting or investment power in any of these entities.

 (8) Represents shares subject to options exercisable within 60 days of April 30, 1999.

 (9) Represents 216,284 shares held by MDV IV Entrepreneurs Network Fund, L.P., and 5,064,209 shares held by Mohr, Davidow Ventures IV, L.P. Ms. Schoendorf, a director of Agile, is a general partner of Mohr, Davidow.

(10) Represents 109,880 shares held by Sequoia 1995, 2,080 shares held by Sequoia 1997, 318,074 shares held by Sequoia Capital Growth Fund, 2,631,214 shares held by Sequoia Capital VI, 20,302 shares held by Sequoia Technology Partners III, 144,572 shares held by Sequoia Technology Partners VI, and 3,698 shares held by SQP 1997. SC VIII Management, LLC exercises investment and voting power over the shares held by Sequoia 1997. Mr. Moritz, a director of Agile, is a general partner of the general partners of the entities affiliated with Sequoia Capital.

(11) Represents 828,661 shares held by Accel V L.P., 111,036 shares held by Accel Internet/Strategic Technology Fund L.P., 49,350 shares held by Accel Investors '96 L.P., 16,450 shares held by Accel Keiretsu V L.P and 22,618 shares held by Ellmore C. Patterson Partners.

(12) Shares listed as held by all directors and executive officers as a group include 285,000 shares subject to options exercisable within 60 days of April 30, 1999.

                         DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

   The following is a summary of our capital stock. Our certificate of incorporation and bylaws, to be effective after the closing of this offering, and the provisions of applicable law provide further information about our capital stock.

Common Stock

   As of April 30, 1999 there were 4,200,025 shares of common stock outstanding held of record by approximately 125 stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to the following rights:

  . to receive dividends out of assets legally available therefor at such times and in such amounts as the board from time to time may determine in its sole discretion;

  . one vote for each share held on all matters submitted to a vote of stockholders; and

  . upon liquidation, dissolution or winding-up of Agile, to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock.

   Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, upon payment, duly and validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock which Agile may issue in the future.

Preferred Stock

   Upon completion of this offering, all outstanding shares of preferred stock will be converted on a one-to-one basis into 11,933,273 shares of common stock. However, following this conversion, under Agile's certificate of incorporation, the board of directors will have the authority, without further action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

   The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of Agile. We have no current plans to issue any shares of preferred stock.

Warrants

   In September 1995, Agile issued a warrant to Comdisco, Inc. to purchase an aggregate of 41,111 shares of Series B preferred stock at an exercise price of $.354 per share. The warrant may be exercised at any time within seven years after issuance.

   In March 1996, Agile issued a warrant to Comdisco, Inc. to purchase an aggregate of 35,313 shares of Series C preferred stock at an exercise price of $1.16 per share. The warrant may be exercised at any time within seven years after issuance.

   In February 1997, Agile issued a warrant to Comdisco, Inc. to purchase an aggregate of 17,828 shares of Series D preferred stock at an exercise price of $2.964 per share. The warrant may be exercised at any time within seven years after issuance.

   In November 1997, Agile issued a warrant to Comdisco, Inc. to purchase an aggregate of 4,049 shares of Series D preferred stock at an exercise price of $2.964 per share. The warrant may be exercised at any time within seven years after issuance.

   In February 1999, Agile issued a warrant to Comdisco, Inc. to purchase an aggregate of 60,000 shares of Series F preferred stock at an exercise price of $6.75 per share. The warrant, if not exercised prior to the completion of this offering, will expire.

Registration Rights of Some of Our Stockholders

   Following this offering, the holders of approximately 11,933,273 shares of preferred stock convertible into 11,933,273 shares of common stock and 98,301 shares of stock issuable upon exercise of warrants will have certain rights to register those shares under the Securities Act and an amended and restated rights agreement. Subject to certain limitations in the registration rights agreement, the holders of at least 30% of such shares, or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000, may require, on two occasions, that Agile use its best efforts to register those shares for public resale. If Agile registers any of its common stock for its own account or for the account of other security holders, the holders of those shares are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. Any holder or holders of those shares may also require Agile to register all or a portion of their registrable securities in a registration statement on Form S-3 when Agile is eligible to use that form, provided, among other limitations, that the proposed aggregate price to the public is at least $500,000 and that Agile has not effected two of these registrations in any 12-month period. Agile will pay all fees, costs and expenses of these registrations, other than underwriting discounts and commissions. These rights terminate on the earlier of the date three years following the consummation of this public offering, and the date when all shares of a holder can be sold by the holder under Rule 144 of the Securities Act during any 90 day period.

   All of the registration rights described above are subject to conditions and limitations, among them the right of the underwriters in any underwritten offering to limit the number of shares of common stock to be included in a registration. Registrations of any shares of common stock held by holders with registration rights would result in these shares being freely tradable without restriction under the Securities Act upon the effective date of the registration.

Antitakeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation and Bylaws

   Delaware Takeover Statute

   We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits any Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

  . prior to that date the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

  . on or following that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

   Certificate of Incorporation and Bylaws

   Upon filing after the closing of this offering, our certificate of incorporation will provide that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws provide that, except as otherwise required by law or by our certificate of incorporation, special meetings of the stockholders can only be called by a resolution adopted by a majority of the board of directors, or by the president or at the request of stockholders holding at least 10% of our capital stock. Our certificate of incorporation and bylaws also provide that our board of directors will be divided into three classes, with each class serving staggered three-year terms. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. Our certificate of incorporation authorizes undesignated preferred stock, which makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could discourage potential acquisition proposals and could delay or prevent a change in our control or management. The amendment of any of these provisions would require approval by holders of at least two-thirds of the outstanding common stock.

   These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal, and to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are also designed to discourage tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also inhibit fluctuations in the market price of our shares that could result from rumored or actual takeover attempts.

Transfer Agent and Registrar

   The transfer agent and registrar for Agile's common stock is Boston
EquiServe.

Listing

   Agile has applied to list its common stock on the Nasdaq National Market under the trading symbol "AGIL."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have outstanding    shares of
common stock, assuming no exercise of options after April 30, 1999. Of these
shares, the    shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act unless such shares are purchased by affiliates of Agile, as that term is defined under Rule 144 under the Securities Act. Shares purchased by "affiliates" are subject to certain limitations and restrictions as described below.

Sales of Restricted Stock

   The remaining 16,133,298 shares of common stock held by existing stockholders were issued and sold by us in reliance upon exemptions from the registration requirements of the Securities Act. All of these shares will be subject to "lock-up" agreements described below on the effective date of the offering. Upon expiration of the lock-up agreements 180 days after the
effective date of the offering,    shares will become eligible for sale,
subject in most cases to the limitations of Rule 144. In addition, holders of stock options could exercise their options and sell the shares issued upon exercise as described below.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares for at least one year is entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "Rule 144(k) shares" may be sold immediately upon the completion of this offering.

   Prior to this offering, there has been no public market for our common stock, and the effect, if any, that the sale or availability for sale of shares of additional common stock will have on the trading price of our common stock cannot be predicted. Nevertheless, sales of substantial amounts of these shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our common stock and could impair our future ability to raise capital through an offering of our equity securities.

Options

   As of April 30, 1999, there were a total of 1,159,725 shares of common stock subject to outstanding options under our 1995 Stock Option Plan, 107,987 of which were vested and no longer subject to a right of repurchase. However, all of these shares are subject to lock-up agreements. Immediately after the completion of this offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1995 Stock Option Plan and 1999 Employee Stock Purchase Plan. On the date 180 days after the effective
date of the offering, a total of    shares of common stock subject to
outstanding options will be vested. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to the 1995 stock option plan and 1999 employee stock purchase plan generally would be available for resale in the public market.

   In general, under Rule 701, any Agile employee, director, officer, consultant or advisor who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

   The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one year minimum holding period requirement.

Lock-up Agreements

   Our officers, directors and substantially all other stockholders have agreed with Morgan Stanley & Co. Incorporated not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of the offering without the consent of Morgan Stanley & Co. Incorporated.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Hambrecht & Quist LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of the underwriters below:

                                                                        Number
     Name                                                              of Shares
     ----                                                              ---------
     Morgan Stanley & Co. Incorporated................................
     Deutsche Bank Securities Inc.....................................
     Hambrecht & Quist LLC............................................
                                                                         ----
       Total..........................................................
                                                                         ====

   The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any such shares are taken.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $     a share under the public offering price. Any
underwriters may allow, and such dealers may reallow, a concession not in
excess of $     a share to other underwriters or to certain other dealers.
After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to an aggregate of      additional
shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by the prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number set forth next to each underwriters name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table.

   At our request, the underwriters have reserved up to      shares of common
stock to be sold in the offering and offered hereby for sale, at the public offering price, to various business associates and persons related to us. The number of shares of commons stock available for sale to the general public will be reduced to the extent these individuals purchase these reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   Agile and our officers, directors and substantially all of our stockholders has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, or otherwise during the period ending 180 days after the date of this prospectus, it will not:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any contract to sell, grant any option, right or warrant to purchase, lend, or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

  . whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or by alternative payment.

   The restrictions described in the previous paragraph do not apply to:

  . the sale of shares to the underwriters;

  . the issuance by Agile of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus which is described in the prospectus;

  . transactions by any person other than Agile relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; or

  . the grant of options to purchase shares of common stock pursuant to our existing employee benefit plans.

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   We have submitted an application to have our common stock approved for quotation on the Nasdaq National Market under the symbol "AGIL."

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   On June 4, 1998, we sold shares of our Series F Preferred Stock in a private placement. In this private placement, entities associated with Hambrecht & Quist LLC, one of the underwriters in this offering, purchased 148,148 shares of Series F Preferred Stock, which are convertible into 148,148 shares of common stock, for $999,999, or $6.75 per share. These entities purchased these shares on the same terms as the other investors in the private placement.

Pricing of the Offering

   Prior to this offering, there has been no public market for the shares of our common stock. Consequently, the public offering price for the shares of common stock will be determined by negotiations between Agile and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be:

  . our record of operations, our current financial position and future prospects,

  . the experience of our management,

  . sales, earnings and other financial and operating information in recent periods, and

  . the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

   The estimated initial public offering price range indicated on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for Agile by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Fenwick & West LLP, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements of Agile Software Corporation as of April 30, 1998 and 1999 and for each of the three years in the period ended April 30, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               WHERE TO FIND ADDITIONAL INFORMATION ABOUT AGILE

   Agile has filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with it. For further information with respect to Agile and the common stock, reference is made to the registration statement and the exhibits and schedules filed with it. With respect to statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, reference is made to the copy of such agreement or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by the exhibits and schedules.

   For further information with respect to Agile and the common stock, reference is made to the registration statement and its exhibits and schedules. You may read and copy any document Agile files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Agile's SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

   Upon completion of this offering, Agile will become subject to the information and periodic reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's Web site, which is described above.

                           AGILE SOFTWARE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants........................................... F-2
Consolidated Balance Sheet.................................................. F-3
Consolidated Statement of Operations........................................ F-4
Consolidated Statement of Stockholders' Equity.............................. F-5
Consolidated Statement of Cash Flows........................................ F-6
Notes to Consolidated Financial Statements.................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

The reincorporation described in Note 1 to the consolidated financial statements has not been consummated at May 28, 1999. When it has been consummated, we will be in a position to furnish the following report:

   "To the Board of Directors and Stockholders of Agile Software Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Agile Software Corporation and its subsidiary (the "Company") at April 30, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

   PricewaterhouseCoopers LLP

   San Jose, California
   May 28, 1999

                           AGILE SOFTWARE CORPORATION

                           CONSOLIDATED BALANCE SHEET
                    (in thousands, except per share amounts)

                                                                April 30,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
ASSETS
Current assets:
  Cash and cash equivalents................................ $  2,160  $ 10,003
  Accounts receivable, net of allowance for doubtful
   accounts of $379 and $495, respectively.................    3,384     4,980
  Other current assets.....................................       98       624
                                                            --------  --------
Total current assets.......................................    5,642    15,607
Property and equipment, net................................    1,694     1,973
Other assets...............................................      195       368
                                                            --------  --------
                                                            $  7,531  $ 17,948
                                                            ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank line of credit borrowings........................... $  1,000  $     --
  Accounts payable.........................................      698     1,287
  Accrued expenses and other liabilities...................    1,227     3,618
  Deferred revenue.........................................    3,146     5,107
  Current portion of capital lease obligations.............      501       735
  Current portion of notes payable.........................       --       686
                                                            --------  --------
Total current liabilities..................................    6,572    11,433
Capital lease obligations, noncurrent......................      743       871
Notes payable, noncurrent..................................       39     2,353
                                                            --------  --------
                                                               7,354    14,657
                                                            --------  --------
Commitments and contingencies (Note 7)
Stockholders' equity:
  Convertible Preferred Stock, $.001 par value; 25,000
   shares authorized; 10,096 and 11,874 shares issued and
   outstanding.............................................       10        12
  Common Stock, $.001 par value; 100,000 shares authorized;
   3,998 and 4,200 shares issued and outstanding...........        4         4
  Additional paid-in capital...............................   17,868    34,814
  Notes receivable from stockholders.......................     (363)     (748)
  Unearned stock compensation (Note 6).....................   (2,237)   (4,258)
  Accumulated deficit......................................  (15,105)  (26,533)
                                                            --------  --------
Total stockholders' equity.................................      177     3,291
                                                            --------  --------
                                                            $  7,531  $ 17,948
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           AGILE SOFTWARE CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)

                                                      Year Ended April 30,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
Revenues:
  License.......................................... $ 1,143  $ 6,102  $ 10,859
  Professional services............................     187    1,385     3,665
  Maintenance......................................      22      516     2,283
                                                    -------  -------  --------
    Total revenues.................................   1,352    8,003    16,807
                                                    -------  -------  --------
Cost of revenues:
  License..........................................     113      543       819
  Professional services............................      88    1,347     3,823
  Maintenance......................................      65      278     1,343
                                                    -------  -------  --------
    Total cost of revenues.........................     266    2,168     5,985
                                                    -------  -------  --------
Gross profit.......................................   1,086    5,835    10,822
                                                    -------  -------  --------
Operating expenses:
  Sales and marketing..............................   2,149    8,070    13,495
  Research and development.........................   2,510    3,788     4,742
  General and administrative.......................   1,333    1,995     1,938
  Amortization of stock compensation (Note 6)......      --      856     2,253
                                                    -------  -------  --------
    Total operating expenses.......................   5,992   14,709    22,428
                                                    -------  -------  --------
Loss from operations...............................  (4,906)  (8,874)  (11,606)
Interest and other income..........................     134       95       447
Interest expense...................................     (64)    (163)     (269)
                                                    -------  -------  --------
Net loss........................................... $(4,836) $(8,942) $(11,428)
                                                    =======  =======  ========
Net loss per share:
  Basic and diluted................................ $ (3.72) $ (4.20) $  (3.87)
                                                    =======  =======  ========
  Weighted average shares..........................   1,300    2,129     2,952
                                                    =======  =======  ========
Unaudited pro forma net loss per share:
  Basic and diluted................................                   $   (.78)
                                                                      ========
  Weighted average shares..........................                     14,668
                                                                      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           AGILE SOFTWARE CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                           Convertible
                            Preferred                                Notes
                              Stock     Common Stock   Additional  Receivable    Unearned
                          ------------- --------------  Paid-In       From        Stock     Accumulated
                          Shares Amount Shares  Amount  Capital   Stockholders Compensation   Deficit    Total
                          ------ ------ ------  ------ ---------- ------------ ------------ ----------- --------
Balance at April 30,
 1996...................   7,671  $ 8   2,215    $ 2    $ 5,214      $ (40)      $    --     $ (1,327)  $  3,857
Issuance of Common Stock
 for cash...............      --   --      52     --          3         --            --           --          3
Issuance of Common Stock
 on exercise of
 options................      --   --     564      1         64         --            --           --         65
Issuance of Common Stock
 in exchange for
 services...............      --   --      12     --          2         --            --           --          2
Issuance of Series C
 Convertible Preferred
 Stock at $1.16 per
 share, net of issuance
 costs..................      75   --      --     --         83         --            --           --         83
Issuance of Series D
 Convertible Preferred
 Stock at $2.964 per
 share, net of issuance
 costs..................   1,350    1      --     --      3,979         --            --           --      3,980
Net loss................      --   --      --     --         --         --            --       (4,836)    (4,836)
                          ------  ---   -----    ---    -------      -----       -------     --------   --------
Balance at April 30,
 1997...................   9,096    9   2,843      3      9,345        (40)           --       (6,163)     3,154

Repurchase of unvested
 Common Stock...........      --   --     (48)    --        (18)        15            --           --         (3)
Issuance of Common Stock
 on exercise of
 options................      --   --     255     --         71         --            --           --         71
Issuance of Common Stock
 in exchange for notes
 receivable on exercise
 of options.............      --   --     772      1        293       (294)           --           --         --
Issuance of restricted
 Common Stock in
 exchange for notes
 receivable.............      --   --     176     --        106       (106)           --           --         --
Repayment of notes
 receivable.............      --   --      --     --         --         62            --           --         62
Issuance of Series E
 Convertible Preferred
 Stock at $5.00 per
 share, net of issuance
 costs..................   1,000    1      --     --      4,978         --            --           --      4,979
Unearned stock
 compensation (Note 6)..      --   --      --     --      3,093         --        (3,093)          --         --
Amortization of unearned
 compensation (Note 6)..      --   --      --     --         --         --           856           --        856
Net loss................      --   --      --     --         --         --            --       (8,942)    (8,942)
                          ------  ---   -----    ---    -------      -----       -------     --------   --------
Balance at April 30,
 1998...................  10,096   10   3,998      4     17,868       (363)       (2,237)     (15,105)       177

Repurchase of unvested
 Common Stock...........      --   --    (120)    --        (38)        32            --           --         (6)
Issuance of Common Stock
 on exercise of
 options................      --   --      56     --         28         --            --           --         28
Issuance of Common Stock
 in exchange for notes
 receivable on exercise
 of options.............      --   --     259     --        419       (419)           --           --         --
Issuance of restricted
 Common Stock in
 exchange for notes
 receivable.............      --   --       7     --         19        (19)           --           --         --
Repayment of notes
 receivable.............      --   --      --     --         --         21            --           --         21
Issuance of Series F
 Convertible Preferred
 Stock at $6.75 per
 share, net of issuance
 costs..................   1,778    2      --     --     11,970         --            --           --     11,972
Issuance of warrants....      --   --      --     --        274         --            --           --        274
Unearned stock
 compensation (Note 6)..      --   --      --     --      4,274         --        (4,274)          --         --
Amortization of unearned
 compensation (Note 6)..      --   --      --     --         --         --         2,253           --      2,253
Net loss................      --   --      --     --         --         --            --      (11,428)   (11,428)
                          ------  ---   -----    ---    -------      -----       -------     --------   --------
Balance at April 30,
 1999...................  11,874  $12   4,200    $ 4    $34,814      $(748)      $(4,258)    $(26,533)  $  3,291
                          ======  ===   =====    ===    =======      =====       =======     ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           AGILE SOFTWARE CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                      Year Ended April 30,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
Cash flows from operating activities:
  Net loss......................................... $(4,836) $(8,942) $(11,428)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Provision for doubtful accounts................     100      277       155
    Depreciation...................................     220      673     1,180
    Amortization of stock compensation (Note 6)....      --      856     2,253
    Warrant expense................................      --       --        21
    Changes in assets and liabilities:
      Accounts receivable..........................    (838)  (2,900)   (1,751)
      Other assets, current and non-current........     (90)     (89)     (446)
      Accounts payable.............................     370      313       589
      Accrued expenses and other liabilities.......     270      912     2,391
      Deferred revenue.............................     607    2,485     1,961
                                                    -------  -------  --------
        Net cash used in operating activities......  (4,197)  (6,415)   (5,075)
                                                    -------  -------  --------
Cash flows from investing activities:
  Purchase of short-term investments...............    (387)      --        --
  Proceeds from sale of short-term investments.....      --    3,023        --
  Acquisition of property and equipment............    (341)    (420)     (459)
                                                    -------  -------  --------
        Net cash provided by (used in) investing
         activities................................    (728)   2,603      (459)
                                                    -------  -------  --------
Cash flows from financing activities:
  Proceeds from bank line of credit................      --    2,230     1,900
  Repayment of bank line of credit.................      --   (1,230)   (2,900)
  Repayment of capital lease obligations...........    (145)    (382)     (638)
  Proceeds from notes payable......................      39       --     3,000
  Repayment of notes payable.......................     (24)     (24)       --
  Proceeds from issuance of Common Stock, net of
   repurchase......................................      68       68        22
  Repayment of notes receivable from stockholders..      --       62        21
  Proceeds from issuance of Convertible Preferred
   Stock, net......................................   4,063    4,979    11,972
                                                    -------  -------  --------
        Net cash provided by financing activities..   4,001    5,703    13,377
                                                    -------  -------  --------
Net increase (decrease) in cash and cash
 equivalents.......................................    (924)   1,891     7,843
Cash and cash equivalents at beginning of period...   1,193      269     2,160
                                                    -------  -------  --------
Cash and cash equivalents at end of period......... $   269  $ 2,160  $ 10,003
                                                    =======  =======  ========
Supplemental disclosure:
  Cash paid during the year for interest........... $    48  $   138  $    168
                                                    =======  =======  ========
Noncash investing and financing activities:
  Common Stock issued in exchange for notes
   receivable...................................... $    --  $   400  $    438
                                                    =======  =======  ========
  Property and equipment acquired under capital
   lease........................................... $   743  $   838  $  1,000
                                                    =======  =======  ========
  Issuance of warrants............................. $    --  $    --  $    274
                                                    =======  =======  ========

   The accompanying notes are an integral part of these consolidated financial statements.

                          AGILE SOFTWARE CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--The Company And Summary Of Significant Accounting Policies:

The Company

   Agile Software Corporation (the "Company") was incorporated in California on March 15, 1995 and is headquartered in San Jose, California. The Company is a leading supplier of web-centric product content management software for use within and among enterprises in a manufacturing supply chain. The Company's suite of products is designed to improve the ability of supply chain members to communicate with one another about new or changing product content.

Reincorporation

   In June 1999, the Company's Board of Directors authorized the reincorporation of the Company in the State of Delaware. As a result of the reincorporation, the Company is authorized to issue 100,000,000 shares of $.001 par value Common Stock and 25,000,000 shares of $.001 par value Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. Share and per share information for the each of the three years in the period ended April 30, 1999 has been retroactively adjusted to reflect the reincorporation.

Principles of consolidation and basis of presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Agile Software International Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The majority of the Company's cash equivalents consist of money market funds.

Concentrations of credit risk

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents are deposited with financial institutions that management believes are credit worthy.

   The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based on the expected collectibility of accounts receivable. To date, the Company has not experienced any material losses with respect to its accounts receivable.

                          AGILE SOFTWARE CORPORATION

Fair value of financial instruments

   The Company's financial instruments, including cash, cash equivalents, short-term investments, accounts receivable, accounts payable, notes payable and capital lease obligations are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

Property and equipment

   Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based upon the useful lives of the assets, which range from two to five years, or the lease term of the respective assets.

Software development costs

   Software development costs are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or in the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model which typically occurs when the beta testing commences, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

Revenue recognition

   The Company derives revenues from the license of software products under software license agreements and from the delivery of professional services and maintenance services. License revenues are recognized when persuasive evidence of an arrangement exists, the fee is fixed and determinable, collectibility is probable, and delivery and acceptance of the software products have occurred. Allowances for estimated returns are provided upon product delivery. In instances where vendor obligations remain, revenues are deferred until the obligation has been satisfied. Revenues from professional services consist of implementation and training services. Training revenues are recognized as the services are performed. Implementation services are typically performed under fixed-price contracts and accordingly, revenues are recognized upon customer acceptance. Maintenance revenues are recognized ratably over the term of the maintenance contract, which is generally twelve months.

   During 1999, the Company has recognized revenues in accordance with Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition" and SOP 98-4, "Deferral of the Effective Date of a Provision of SOP No. 97-2." Prior to 1999, the Company recognized revenues in accordance with SOP No. 91-1, "Software Revenue Recognition." In December 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions." The provisions of SOP No. 98-9 will be adopted for transactions entered into during the fiscal year beginning May 1, 1999. The adoption of SOP No. 98-9 is not expected to have a material impact on the Company's results of operations, financial position or cash flows.

Income taxes

   The Company accounts for income taxes under the asset and liability approach which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax basis of assets and liabilities and their financial statement reported amounts. The Company records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized.

                          AGILE SOFTWARE CORPORATION

Comprehensive income

   Effective May 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any significant transactions that are required to be reported in comprehensive income.

Net loss per share

   The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic and diluted net loss per share is computed by dividing the net loss available to holders of Common Stock for the period by the weighted average number of shares of Common Stock outstanding during the period. The calculation of diluted net loss per share excludes potential Common Stock if their effect is antidilutive. Potential Common Stock consists of unvested restricted Common Stock, incremental common shares issuable upon the exercise of stock options and warrants and shares issuable upon conversion of the Series A, Series B, Series C, Series D, Series E and Series F Convertible Preferred Stock.

   The following table sets forth the computation of basic and diluted net loss per share of the period indicated (in thousands, except per share amounts):

                                                     Year Ended April 30,
                                                   --------------------------
                                                    1997     1998      1999
                                                   -------  -------  --------
   Numerator:
     Net loss..................................... $(4,836) $(8,942) $(11,428)
                                                   =======  =======  ========
   Denominator:
     Weighted average shares......................   2,414    3,467     4,140
     Weighted average unvested shares of Common
      Stock subject to repurchase.................  (1,114)  (1,338)   (1,188)
                                                   -------  -------  --------
     Denominator for basic and diluted
      calculation.................................   1,300    2,129     2,952
                                                   =======  =======  ========
   Net loss per share:
     Basic and diluted............................ $ (3.72) $ (4.20) $  (3.87)
                                                   =======  =======  ========

   The following table sets forth potential shares of Common Stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated (in thousands):

                                                                 April 30,
                                                            --------------------
                                                             1997   1998   1999
                                                            ------ ------ ------
   Series A Preferred Stock................................  1,233  1,233  1,233
   Series B Preferred Stock................................  2,938  2,938  2,938
   Series C Preferred Stock................................  3,575  3,575  3,575
   Series D Preferred Stock................................  1,350  1,350  1,350
   Series E Preferred Stock................................     --  1,000  1,000
   Series F Preferred Stock................................     --     --  1,778
   Preferred Stock warrants................................     94     98    158
   Unvested Common Stock subject to repurchase.............  1,251  1,361    964
   Common Stock options....................................    732    527  1,160
                                                            ------ ------ ------
                                                            11,173 12,082 14,156
                                                            ====== ====== ======

                          AGILE SOFTWARE CORPORATION

Pro forma net loss per share (unaudited)

   Pro forma net loss per share for the year ended April 30, 1999 is computed using the weighted average number of shares of Common Stock outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, Series B, Series C, Series D, Series E and Series F Convertible Preferred Stock and Series F Preferred Stock warrants into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering as if such conversion occurred on May 1, 1998, or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic net loss per share of 11,716,000 for the year ended April 30, 1999. The calculation of diluted net loss per share excludes potential shares of Common Stock as their effect would be antidilutive. Pro forma potential Common Stock consist of unvested Common Stock subject to repurchase rights and incremental shares of Common Stock issuable upon the exercise of stock options and warrants.

Stock compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, unearned compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 28. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Foreign currency translation

   The Company uses the U.S. dollar as its functional currency in all foreign locations expect for France. The balance sheet accounts are translated into United States dollars at the end-of-period exchange rates except for fixed assets, which are translated at historical exchange rates. Revenue and expenses are translated at average exchange rates in effect during each period. Gains and losses resulting from translation are accumulated as a component of stockholders' equity. Net gains or losses resulting from foreign currency exchange transactions are included in the consolidated statement of operations and were not significant during any of the periods presented.

Segment information

   Effective May 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities, management responsibility and geographical location. During each of the three years in the period ended April 30, 1999, the Company operated in a single business segment, primarily in the United States. Through April 30, 1999, foreign operations have not been significant in either revenue or investment in long-lived assets.

Recent accounting pronouncements

   In March 1998, the AICPA issued SOP No. 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 will be effective for the Company's fiscal year ending April 30, 2000. SOP No. 98-1 provides guidance on accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company

                          AGILE SOFTWARE CORPORATION
does not expect the adoption of SOP No. 98-1 to have a material effect on the Company's results of operations, financial position or cash flows.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 will be effective for the Company's fiscal year ending April 30, 2001. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's results of operations, financial position or cash flows.

Reclassifications

   Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

Note 2--Balance Sheet Components (in thousands):

   Property and equipment comprise the following:

                                                                  April 30,
                                                                ---------------
                                                                 1998    1999
                                                                ------  -------
   Computer hardware and software.............................. $2,087  $ 3,214
   Furniture and equipment.....................................    508      828
   Leasehold improvements......................................     34       46
                                                                ------  -------
                                                                 2,629    4,088
   Less: accumulated depreciation..............................   (935)  (2,115)
                                                                ------  -------
                                                                $1,694  $ 1,973
                                                                ======  =======

     Accrued expenses and other liabilities comprise the following:

                                                                   April 30,
                                                                 --------------
                                                                  1998   1999
                                                                 ------ -------
   Accrued employee costs....................................... $  661 $ 1,770
   Sales taxes payable..........................................    151     172
   Accrued professional fees....................................    125     400
   Other........................................................    290   1,276
                                                                 ------ -------
                                                                 $1,227 $ 3,618
                                                                 ====== =======

                          AGILE SOFTWARE CORPORATION

Note 3--Borrowings:

Notes payable

   Notes payable consist of amounts payable to equipment financing companies and are collateralized by the underlying assets as follows (in thousands):

                                                                    April 30,
                                                                   -----------
                                                                   1998  1999
                                                                   ---- ------
   11.75% note; interest payable monthly; principal payable
    monthly commencing September 1999; matures February 2002......  --  $1,000
   11.75% note; interest payable monthly; principal payable
    monthly commencing November 1999; matures March 2002..........  --   1,000
   11.75% note; interest payable monthly; principal payable
    monthly commencing December 1999; matures April 2002..........  --   1,000
   Non-interest bearing note; principal payable upon maturity in
    July 2002..................................................... $39      39
                                                                   ---  ------
                                                                    39   3,039
   Less: current portion of notes payable.........................  --    (686)
                                                                   ---  ------
   Notes payable, non-current..................................... $39  $2,353
                                                                   ===  ======

   Future minimum principal payments under the notes at April 30, 1999 are as follows (in thousands):

   Year Ending April 30,
   ---------------------
   2000.................................................................. $  686
   2001..................................................................  1,181
   2002..................................................................  1,133
   2003..................................................................     39
                                                                          ------
   Total payments........................................................ $3,039
                                                                          ======

Bank line-of-credit

   As of April 30, 1999, the Company had a $2,000,000 line-of-credit agreement with a bank that provides for borrowings of up to $2,000,000, including $250,000 available for the issuance of letters of credit and foreign currency exchange activity. Borrowings under the credit agreement bear interest at an annual rate of 8.5%, subject to adjustment by the bank. The interest rate was 8.5% at April 30, 1999. Borrowings under the line of credit are secured by the assets of the Company. As of April 30, 1998 and 1999, $1,000,000 and no amount, respectively, were outstanding under the line. The credit agreement expires in August 1999. In connection with this line-of-credit, the Company is required to meet certain monthly financial tests, including a minimum tangible net worth and a minimum quick ratio. At April 30, 1999, the Company was in compliance with all financial covenants.

Note 4--Income Taxes:

   For each of the three years in the period ended April 30, 1999, the Company incurred net operating losses and accordingly no provision for income taxes has been recorded. At April 30, 1999, the Company had approximately $20,000,000 of federal and $18,000,000 of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2016 and 2004, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amounts of net operating losses that

                          AGILE SOFTWARE CORPORATION
the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

   Deferred taxes comprise the following (in thousands):

                                                                  April 30,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Deferred tax assets:
     Depreciation............................................. $    66  $    67
     Other accruals and liabilities...........................     123      398
     Net operating loss and credit carryforwards..............   5,235    8,197
                                                               -------  -------
     Total deferred tax assets................................   5,424    8,662
     Less: Valuation allowance................................  (5,424)  (8,662)
                                                               -------  -------
   Net deferred tax assets.................................... $    --  $    --
                                                               =======  =======

   For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company's history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided for a full valuation allowance against its net deferred tax assets at April 30, 1998 and 1999.

Note 5--Stockholders' Equity:

Preferred stock

   Convertible Preferred Stock at April 30, 1999 comprise the following (in thousands):

                                        Shares         Liquidation Proceeds, Net
                                ---------------------- Preference   of Issuance
                                Authorized Outstanding   Amount        Costs
                                ---------- ----------- ----------- -------------
   Series A....................    1,500      1,233      $   123      $   115
   Series B....................    3,000      2,938        1,040        1,024
   Series C....................    4,000      3,575        4,147        4,124
   Series C1...................    4,000         --           --           --
   Series D....................    1,500      1,350        4,001        3,980
   Series D1...................    1,500         --           --           --
   Series E....................    1,000      1,000        5,000        4,979
   Series E1...................    1,000         --           --           --
   Series F....................    1,838      1,778       12,002       11,972
   Series F1...................    1,838         --           --           --
                                  ------     ------      -------      -------
                                  21,176     11,874      $26,313      $26,194
                                  ======     ======      =======      =======

   Each share of Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock is convertible into one share of Common Stock, at the option of the holder. The conversion ratio of the Series C Preferred Stock is subject to adjustment for dilution.

                          AGILE SOFTWARE CORPORATION

   Holders of at least 100,000 shares of Preferred Stock have a right of first offer in connection with any subsequent issuances of Preferred Stock. These provisions will terminate upon the Company's initial public offering. In the event that such holders of Series C or Series D Preferred Stock elect not to participate in certain subsequent financings, their existing shares of Series C and Series D Preferred Stock will automatically convert into shares of Series C1 and Series D1 Preferred Stock, respectively.

   Each share of Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock automatically converts into Common Stock upon the closing of an underwritten public offering with an offering price of at least $8.78 per share and aggregate proceeds of at least $20,000,000 or upon the consent of the holders of a majority of the outstanding shares of Series A, Series B, Series C, Series C1, Series D, Series D1, Series E and Series E1 Preferred Stock (voting together as a single class and not as separate series, on an as-converted basis). Each share of Series F and Series F1 will automatically convert into Common Stock upon the consent of a majority of the outstanding Series F and Series F1 shares.

   Each share of Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock has voting rights equal to the number of shares of Common Stock into which it is convertible. As long as at least 50% or more of the original issued shares of each respective class remain outstanding, holders of Series A, Series B and Series C and C1 (Series C and C1 voting as a class) are entitled to elect one director at each annual election of members of the Board of Directors. Holders of all shares of Common Stock and Preferred Stock, on an as-converted basis, are entitled to vote to elect the remaining directors of the Company.

   As long as at least 50% of the original Preferred Stock issued remains outstanding, the Company may not, without prior approval of at least the majority of the then outstanding shares of Preferred Stock, (a) sell, merge or consolidate the Company, (b) effect any transaction or series of transactions which would result in the dissolution of more than 50% of the voting power of the Company, (c) change the rights, preferences and privileges of the Preferred Stock or (d) authorize or issue any equity security or any security convertible into or exercisable for any equity security having a preference over or equal to those of the existing Preferred Stock with respect to voting, dividends or liquidation.

   Holders of Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock are entitled to receive, when and as declared by the Board of Directors, noncumulative annual dividends of $.01 per share. No dividends on the Preferred Stock or Common Stock have been declared by the Board of Directors from the Company's inception through April 30, 1999.

   In the event of a liquidation, dissolution or winding up of the Company, the holders of Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock shall be entitled to receive $.10, $.354, $1.16, $1.16, $2.964, $2.964, $5.00, $5.00, $6.75 and
$6.75 per share, respectively, plus any declared but unpaid dividends. Thereafter, the remaining assets of the Company will be distributed pro rata among the holders of Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock and Common Stock until the holders of Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock have received an aggregate of $.708, $2.32, $2.32, $5.928, $5.928, $10.00, $10.00, $13.50 and
$13.50 per share, respectively. Thereafter, the holders of Common Stock will receive all of the remaining assets of the Company.

                          AGILE SOFTWARE CORPORATION

Preferred Stock warrants

   In conjunction with certain capital leases and notes payable, the Company issued warrants to purchase shares of the Company's Preferred Stock as follows:

                                                                 Fiscal
                                                      Exercise  Year of
                                Date of Grant  Shares  Price   Expiration    Value
                                -------------- ------ -------- ---------- -----------
Series B Preferred Stock
 warrants...................... September 1995 41,111  $.354      2003     de minimus
Series C Preferred Stock
 warrants......................     March 1996 35,313  1.160      2003     de minimus
Series D Preferred Stock
 warrants......................  February 1997 17,828  2.964      2004     de minimus
Series D Preferred Stock
 warrants......................  November 1997  4,049  2.964      2005     de minimus
Series F Preferred Stock
 warrants......................  February 1999 60,000  6.750      2010    $   274,000

   The Series B, Series C and Series D Preferred Stock warrants are exercisable for the period stated above or three years from the effective date of the Company's initial public offering, whichever is longer. The Series F Preferred Stock warrants are exercisable for the shorter of the period stated above or immediately prior to the Company's initial public offering. Upon completion of the Company's initial public offering, the Series F Preferred Stock warrants expire. If the Company's initial public offering yields proceeds of not less than $14.00 per share, then the warrant shall be exercisable for no more than 45,000 shares of Series F Preferred Stock or the Common Stock issuable upon conversion thereof. The Company records the expense related to the warrants over the life of the associated financing instrument as interest expense.

Common Stock

   The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 100,000,000 shares of $.001 par value Common Stock.

   The Company has granted restricted stock to certain founders and employees. As of April 30, 1999, the Company had 2,269,775 shares of restricted Common Stock outstanding. The Company has a right of first offer in connection with any proposed sale or transfer of these shares and has the right to repurchase these shares at the original issue price. The Company's right to repurchase such shares declines on a percentage basis, usually over four years, based on the length of the employees' continual employment with the Company. At April 30, 1999, 173,371 of such shares granted under the Company's restricted stock plan were subject to repurchase at a weighted-average exercise price of $.69 per share and 76,500 shares were reserved for issuance as restricted Common Stock in the future. This plan was terminated in June 1999.

   Certain of these and other shares were issued in exchange for notes receivable. These notes receivable are payable on various dates through March 2004 and bear interest at rates ranging from 4.52% to 7.34%. These notes receivable have been included in stockholders' equity.

   At April 30, 1999, the Company has reserved shares of Common Stock for future issuance as follows (in thousands):

                                                                  April 30, 1999
                                                                  --------------
   Conversion of Series A Preferred Stock........................     1,500
   Conversion of Series B Preferred Stock........................     3,000
   Conversion of Series C and Series C1 Preferred Stock..........     8,000
   Conversion of Series D and Series D1 Preferred Stock..........     3,000
   Conversion of Series E and Series E1 Preferred Stock..........     2,000
   Conversion of Series F and Series F1 Preferred Stock..........     3,556
   Exercise of Preferred Stock warrants..........................       158
   Exercise of Common Stock options..............................     1,405
   Issuance of restricted Common Stock...........................        77

                          AGILE SOFTWARE CORPORATION

Note 6--Employee Benefit Plans:

401(k) plan

   Employees of the Company may elect to participate in the Company's 401(k) plan. The Company does not make contributions to the 401(k) plan.

Stock option plan

   In May 1995, the Company adopted the 1995 Stock Option Plan (the "Plan") which, as amended, provides for the issuance of incentive and nonqualified stock options to employees, directors and consultants of the Company. Under the Plan, 3,375,000 shares have been authorized for issuance. Options granted under the Plan are for periods not to exceed ten years and options must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the estimated fair value of the stock on the date of grant as determined by the Board of Directors. Options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years, and must be issued at prices not less than 110% of the estimated fair value of the stock on the date of grant. Options are exercisable upon grant and generally vest 25% or 20% at the end of the first year and at a rate of 1/36 or 1/48 per month thereafter such that they vest over four or five years, respectively.

   The following table summarizes activity under the Plan (shares in thousands):

                                                                        Weighted
                                                   Shares               Average
                                                  Available   Number    Exercise
                                                  for Grant Outstanding  Price
                                                  --------- ----------- --------
Balance at April 30, 1996........................     372        406     $ .10
  Options authorized.............................     575         --        --
  Options granted................................    (933)       933       .24
  Options exercised..............................      --       (564)      .12
  Options canceled...............................      43        (43)      .18
                                                    -----     ------
Balance at April 30, 1997........................      57        732       .26
  Options authorized.............................     800         --        --
  Options granted................................    (857)       857       .63
  Options exercised..............................      --     (1,027)      .31
  Options canceled...............................      35        (35)      .56
  Unvested shares repurchased....................      43         --        --
                                                    -----     ------
Balance at April 30, 1998........................      78        527       .84
  Options authorized.............................   1,000         --        --
  Options granted................................    (978)       978      2.57
  Options exercised..............................      --       (315)     1.42
  Options canceled...............................      30        (30)     1.70
  Unvested shares repurchased....................     115         --        --
                                                    -----     ------
Balance at April 30, 1999........................     245      1,160      2.12
                                                    =====     ======

   At April 30, 1999, 790,235 outstanding shares of Common Stock purchased under the Plan are subject to repurchase. Upon termination of employment, unvested shares previously purchased under the Plan are subject to repurchase by the Company at a price equal to the exercise price.

                          AGILE SOFTWARE CORPORATION

   The following table summarizes the information about stock options outstanding and exercisable as of April 30, 1999 (shares in thousands):

                                                             Options Vested
                          Options Outstanding                and Exercisable
                  --------------------------------------  -----------------------
                                  Weighted
                                  Average      Weighted                 Weighted
     Range of                    Remaining     Average                  Average
     Exercise       Number      Contractual    Exercise     Number      Exercise
      Prices      Outstanding   Life (Years)    Price     Outstanding    Price
   ------------   -----------   ------------   --------   -----------   --------
   $.015 -  .45         83          7.97        $ .36          38        $ .35
     .50 - 1.25        154          8.54          .91          52          .86
    1.45 - 2.50        454          9.20         2.19          18         1.91
    2.65 - 3.00        469          9.71         2.77          --           --
                     -----                                    ---
                     1,160          9.23         2.12         108          .86
                     =====                                    ===

Fair value disclosures

   The Company calculated the minimum fair value of each option grant under the Plan on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 with the followings underlying assumptions:

                                                                Year Ended
                                                                 April 30,
                                                              -----------------
                                                              1997  1998  1999
                                                              ----  ----  -----
     Dividend yield..........................................   --    --     --
     Expected volatility.....................................   --    --     --
     Average risk free interest rate.........................  6.3%  6.0%   5.7%
     Expected life (in years)................................    5     5      5
     Weighted average fair value of options granted.......... $.07  $.17  $2.07

   Had compensation cost for options granted under the Plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would not have been materially different from that reported.

   Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor in addition to the factors described above and because additional option grants are expected to be made each year, the compensation expense for options granted during each of the three years in the period ended April 30, 1999 are not representative of the pro forma effects of option grants on reported net income (loss) for future years.

Unearned stock compensation

   In connection with certain stock option grants during the years ended April 30, 1998 and 1999, the Company recorded unearned stock compensation cost totaling $3,093,000 and $4,274,000, respectively, which is being recognized over the vesting period of the related options of five years. Amortization of unearned stock compensation totaled $856,000 and $2,253,000 for the years ended April 30, 1998 and 1999, respectively.

                          AGILE SOFTWARE CORPORATION

Note 7--Commitments And Contingencies:

Leases

   The Company has entered into noncancelable operating leases for office space and equipment and capital leases for equipment with original terms ranging from 12 to 60 months. The terms of certain operating leases provide for rental payments on a graduated scale. The Company recognizes expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. The future minimum lease payments under these leases at April 30, 1999 are as follows (in thousands):

                                                              Operating Capital
   Year Ending April 30,                                       Leases   Leases
   ---------------------                                      --------- -------
   2000......................................................  $1,061   $  843
   2001......................................................     967      598
   2002......................................................     339      292
   2003......................................................      56       58
                                                               ------   ------
   Total minimum lease payments..............................  $2,423    1,791
                                                               ======
   Less: Amount representing interest........................             (185)
                                                                        ------
   Present value of capital lease obligations................            1,606
   Less: Current portion.....................................             (735)
                                                                        ------
   Capital lease obligations, noncurrent.....................           $  871
                                                                        ======

   Property and equipment under capital leases are as follows (in thousands):

                                                                  April 30,
                                                                ---------------
                                                                 1998    1999
                                                                ------  -------
   Computer hardware and software.............................. $1,519  $ 2,338
   Furniture and equipment.....................................    289      470
                                                                ------  -------
                                                                 1,808    2,808
   Less: Accumulated depreciation..............................   (710)  (1,558)
                                                                ------  -------
                                                                $1,098  $ 1,250
                                                                ======  =======

   Rent expense under noncancelable operating leases was approximately $160,000, net of sublease rental income of $28,000, for the year ended April 30, 1997, $396,000 for the year ended April 30, 1998 and $568,000, net of sublease rental income of $208,000, for the year ended April 30, 1999.

Contingencies

   From time to time, in the normal course of business, various claims are made against the Company. In the opinion of management, there are no pending claims the outcome of which is expected to result in a material adverse effect on the financial position or results of operations of the Company.

Note 8--Subsequent Events:

Initial public offering

   In June 1999, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its Common Stock to the public.

                          AGILE SOFTWARE CORPORATION

Stock option plan

   Subsequent to April 30, 1999, the Board adopted an increase in the number of shares reserved for issuance under the Company's 1995 Stock Option Plan by an additional 2,000,000 shares. This reserve will be automatically increased on the first day of each fiscal year beginning on and after May 1, 2001 by the lesser of 500,000 shares per year, 5% of the number of shares of the Company's Common Stock which were issued and outstanding on the last day of the preceding fiscal year or a number of shares determined by the Company's board of directors.

Employee stock purchase plan

   In June 1999, the Board adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan") which will become effective on the date of the Company's initial public offering, and reserved 500,000 shares of Common Stock for issuance thereunder. This reserve will be automatically increased on May 1, 2000 and on each May 1 thereafter until and including May 1, 2009, by an amount equal to the lesser of 500,000 shares per year, 2% of the number of shares of Common Stock which are issued and outstanding on the last day of the preceding fiscal year or a number of shares determined by the Company's board of directors. Employees generally will be eligible to participate in the Purchase Plan if they are customarily employed by the Company for more than 20 hours per week and more than five months in a fiscal year end. The first Offering Period is expected to begin on the first business day on which price quotations for the Company's Common Stock are available. Depending on the effective date, the first Offering Period may be more or less than 24 months long. Offering Periods and Purchase Periods thereafter will begin on the first day of May and September of each year. In general, the price at which the Common Stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable Offering Period or on the purchase date. Employees generally may not purchase more than 1,000 shares in a six-month period or stock having a value greater than $25,000 in any calendar year as measured at the beginning of the offering period.

Unearned stock compensation

   During the period May 1, 1999 through June 23, 1999, the Company granted options to purchase an aggregate of 534,700 shares of Common Stock at exercise prices ranging from $5.00 to $8.00 per share.

Note 9--Unaudited Quarterly Consolidated Financial Data:

                                            Quarter Ended
                                  ------------------------------------
                                   Jul.                         Apr.
                                    31,    Oct. 31,  Jan. 31,    30,     Fiscal
                                   1998      1998      1999     1999      1999
                                  -------  --------  --------  -------  --------
1999:                              (in thousands, except per share amounts)
  Total revenues................. $ 3,241  $ 3,812   $ 4,592   $ 5,162  $ 16,807
  Gross profit...................   2,083    2,475     2,845     3,419    10,822
  Loss from operations...........  (2,624)  (2,839)   (2,902)   (3,241)  (11,606)
  Net loss.......................  (2,572)  (2,741)   (2,838)   (3,277)  (11,428)
  Net loss per share--basic and
   diluted.......................    (.94)    (.96)     (.94)    (1.02)    (3.87)

                                            Quarter Ended
                                  ------------------------------------
                                   Jul.                         Apr.
                                    31,    Oct. 31,  Jan. 31,    30,     Fiscal
                                   1997      1997      1998     1998      1998
                                  -------  --------  --------  -------  --------
1998:                              (in thousands, except per share amounts)
  Total revenues................. $ 1,179  $ 1,669   $ 2,128   $ 3,027  $  8,003
  Gross profit...................     842    1,151     1,545     2,297     5,835
  Loss from operations...........  (1,610)  (2,370)   (2,266)   (2,628)   (8,874)
  Net loss.......................  (1,612)  (2,396)   (2,289)   (2,645)   (8,942)
  Net loss per share--basic and
   diluted.......................    (.89)   (1.20)    (1.02)    (1.07)    (4.20)

                     [LOGO OF AGILE SOFTWARE APPEARS HERE]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions to be paid by Agile, in connection with this offering. All amounts shown are estimates except for the registration fee and the NASD filing fee.

     SEC registration fee.............................................. $16,305
     NASD filing fee...................................................   6,365
     Nasdaq National Market initial listing fee........................   5,000
     Blue sky fees and expenses........................................      *
     Printing and engraving expenses...................................      *
     Legal fees and expenses...........................................      *
     Accounting fees and expenses......................................      *
     Director and officer Securities Act liability insurance...........      *
     Transfer agent and registrar fees.................................      *
     Miscellaneous expenses............................................      *
                                                                        -------
       Total........................................................... $    *
                                                                        =======

    --------
     * To be filed by amendment.

Item 14. Indemnification of Officers and Directors

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our certificate of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we intend to enter into separate indemnification agreements with our directors, officers and certain employees which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We also intend to maintain director and officer liability insurance, if available on reasonable terms.

   These indemnification provisions and the indemnification agreements that we intend to enter into with our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

   We intend to obtain in conjunction with the effectiveness of the registration statement a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

   The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of Agile and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities

   (a) Since May 1, 1996, we have sold and issued the following unregistered securities:

     (1) From inception to April 30, 1999, we issued options to purchase an aggregate of 3,395,750 shares of common stock under the 1995 Stock Option Plan at exercise prices of $.015 to $3.00 per share, of which options to purchase 2,117,880 shares have been exercised.

     (2) From inception to April 30, 1999, we issued options to purchase an aggregate of 183,500 shares of common stock under our Restricted Stock Purchase Plan at exercise prices of $.60 to $2.65 per share, of which options to purchase 183,500 shares have been exercised.

     (3) On January 16, 1996, we issued and sold 3,500,000 shares of Series C Preferred Stock to 5 private investors at a price of $1.16 per share for a total offering of $4,060,000.

     (4) On October 31, 1996, we issued and sold 75,000 shares of Series C Preferred Stock to one private investor at a price of $1.16 per share for a total price of $87,000.

     (5) On February 16, 1997, in connection with an equipment lease, we issued a warrant to an equipment lessor to purchase 17,828 shares of Series D preferred stock at an exercise price of $2.964 per share.

     (6) On February 16, 1997, we issued and sold an aggregate of 1,350,000 shares of Series D Preferred Stock to 10 private investors at a price of $2.964 per share for a total offering price of $4,001,400.

     (7) On May 1, 1997, we issued 6,750 shares of Common Stock to our Chief Executive Officer as a bonus in lieu of cash.

     (8) On November 14, 1997, we issued and sold an aggregate of 1,000,000 shares of Series E Preferred Stock to 14 private investors at a price of $5.00 per share for a total offering price of $5,000,000.

     (9) On November 14, 1997, in connection with an equipment lease, we issued a warrant to an equipment lessor to purchase 4,049 shares of Series D preferred stock at an exercise price of $2.964 per share.

     (10) On June 4, 1998, we issued and sold an aggregate of 1,777,778 shares of Series F Preferred Stock to 24 private investors at a price of $6.75 per share for a total offering price of $12,000,001.50.

     (11) On February 8, 1999, in connection with an equipment lease, we issued a warrant to an equipment lessor to purchase an aggregate of 60,000 shares of Series F preferred stock at an exercise price of $6.75 per share.

   There were no underwriters employed in connection with any of the transactions set forth in Item 15.

   For additional information concerning these equity investment transactions, please see the section entitled "Certain Transactions" in the prospectus.

   The issuances described in Items 15(a)(3) through 15(a)(6) and 15(a)(8) through 15(a)(11) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. Certain issuances described in Item 15(a)(1), 15(a)(2) and 15(a)(7) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

   Exhibit
   Number                       Description of Document
   -------                      -----------------------
     1.1   Form of Underwriting Agreement.
     3.1   Amended and Restated Articles of Incorporation of Agile Software
            Corporation, as amended to date.

   Exhibit
   Number  Description of Document
   ------- -----------------------
    3.2*   Form of Certificate of Incorporation of Agile, as proposed to be filed.
    3.3    Bylaws of Agile Software Corporation.
    4.1*   Specimen Common Stock Certificate.
    5.1*   Opinion of Gray Cary Ware & Freidenrich LLP.
   10.1*   Amended and Restated 1995 Stock Option Plan and form of Stock Option
            Agreement thereunder.
   10.2*   1999 Employee Stock Purchase Plan.
   10.3*   Form of Indemnity Agreement between Agile Software Corporation and its directors and officers.
   10.4    Almaden Financial Plaza Office Lease dated May 30, 1996 between
            North Block Partnership and Agile Software Corporation, as amended.
   10.5    Subordinated Loan and Security Agreement dated February 8, 1999 between Comdisco, Inc. and Agile Software Corporation.
   10.6    Revolving Credit Loan and Security Agreement (Accounts and
            Inventory) dated December 11, 1996 between Comerica Bank--
            California and Agile Software Corporation as modified.
   10.7*   Master Lease Agreement dated September 18, 1995 between Comdisco,
            Inc. and Agile Software Corporation, and associated equipment schedules.
   10.8    Fifth Amended and Restated Investors' Rights Agreement dated June 4,
            1998 by and among Agile Software Corporation and the investors listed on Schedule A thereto.
   10.9*   Series A Preferred Stock Purchase Agreement.
   10.10*  Series B Preferred Stock Purchase Agreement.
   10.11*  Series C Preferred Stock Purchase Agreement.
   10.12*  Series D Preferred Stock Purchase Agreement.
   10.13*  Series E Preferred Stock Purchase Agreement.
   10.14*  Series F Preferred Stock Purchase Agreement.
   21.1    Subsidiaries of Agile Software Corporation.
   23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
   23.2*   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit
            5.1).
   24.1    Power of Attorney (included on page II-5).
   27.1    Financial Data Schedule (EDGAR filed version only).

--------
* To be filed by amendment

  (b) Financial Statement Schedules

   All financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 14 above or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   We hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Agile has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 23rd day of June, 1999.

                                          Agile Software Corporation

                                                  /s/ Bryan D. Stolle
                                          By: _________________________________
                                                      Bryan D. Stolle
                                                Chief Executive Officer and
                                                         President

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bryan D. Stolle and Thomas P. Shanahan as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----

   /s/ Bryan D. Stolle               Chief Executive Officer,        June 23, 1999
____________________________________  President and Director
   Bryan D. Stolle                    (Principal Executive
                                      Officer)

  /s/ Thomas P. Shanahan             Chief Financial Officer,        June 23, 1999
____________________________________  Secretary and Director
   Thomas P. Shanahan                 (Principal Financial and
                                      Accounting Officer)

   /s/ Klaus-Dieter Laidig           Director                        June 23, 1999
____________________________________
   Klaus-Dieter Laidig

  /s/ Michael Moritz                 Director                        June 23, 1999
____________________________________
   Michael Moritz

  /s/ James L. Patterson             Director                        June 23, 1999
____________________________________
   James L. Patterson

  /s/ Nancy J. Schoendorf            Director                        June 23, 1999
____________________________________
   Nancy J. Schoendorf

                               INDEX TO EXHIBITS

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1    Form of Underwriting Agreement.
  3.1    Amended and Restated Articles of Incorporation of Agile Software
          Corporation, as amended to date.
  3.2*   Form of Certificate of Incorporation of Agile, as proposed to be filed.
  3.3    Bylaws of Agile Software Corporation.
  4.1*   Specimen Common Stock Certificate.
  5.1*   Opinion of Gray Cary Ware & Freidenrich LLP.
 10.1*   Amended and Restated 1995 Stock Option Plan and form of Stock Option
          Agreement thereunder.
 10.2*   1999 Employee Stock Purchase Plan.
 10.3*   Form of Indemnity Agreement between Agile Software Corporation and its directors and officers.
 10.4    Almaden Financial Plaza Office Lease dated May 30, 1996 between North
          Block Partnership and Agile Software Corporation, as amended.
 10.5    Subordinated Loan and Security Agreement dated February 8, 1999 between Comdisco, Inc. and Agile Software Corporation.
 10.6    Revolving Credit Loan and Security Agreement (Accounts and Inventory)
          dated December 11, 1996 between Comerica Bank--California and Agile
          Software Corporation as modified.
 10.7*   Master Lease Agreement dated September 18, 1995 between Comdisco, Inc.
          and Agile Software Corporation, and associated equipment schedules.
 10.8    Fifth Amended and Restated Investors' Rights Agreement dated June 4,
          1998 by and among Agile Software Corporation and the investors listed on Schedule A thereto.
 10.9*   Series A Preferred Stock Purchase Agreement.
 10.10*  Series B Preferred Stock Purchase Agreement.
 10.11*  Series C Preferred Stock Purchase Agreement.
 10.12*  Series D Preferred Stock Purchase Agreement.
 10.13*  Series E Preferred Stock Purchase Agreement.
 10.14*  Series F Preferred Stock Purchase Agreement.
 21.1    Subsidiaries of Agile Software Corporation.
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2*   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1).
 24.1    Power of Attorney (included on page II-5).
 27.1    Financial Data Schedule (EDGAR filed version only).

--------
*To be filed by amendment